EXHIBIT 2.1

MERGER AGREEMENT

DATED AUGUST 7, 2007

BY AND AMONG

ECOLAB INC.,

MAGIC ACQUISITION INC.,

AND

MICROTEK MEDICAL HOLDINGS, INC.

TABLE OF CONTENTS

SECTION 1	THE MERGER	1
1.1	The Merger	1
1.2	Closing; Effective Time	1
1.3	Effects of the Merger	2
1.4	Articles of Incorporation and Bylaws	2
1.5	Directors and Officers of the Surviving Corporation	2
1.6	Subsequent Actions	2

SECTION 2	CONVERSION OF SHARES	2
2.1	Conversion of Shares	2
2.2	Paying Agent	3
2.3	Investment and Termination of Fund	5
2.4	Dissenting Shares	5
2.5	Company Share Plans	6

SECTION 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7
3.1	Organization, Standing and Corporate Power	7
3.2	Capitalization	8
3.3	Authority; Company Board Approval; No Breach	9
3.4	Consents and Filings	11
3.5	Company SEC Documents; Financial Statements; Undisclosed Liabilities	11
3.6	Controls and Procedures	13
3.7	Information Supplied	13
3.8	Absence of Certain Changes	13
3.9	Proceedings	14
3.10	Compliance with Laws; Permits; Regulatory Matters	14
3.11	Tax Matters	16
3.12	Employment Matters	17
3.13	Employee Benefits	17
3.14	Properties and Assets	19
3.15	Intellectual Property	20
3.16	Insurance	21
3.17	Contracts	22
3.18	Environmental Matters	23
3.19	Related Party Transactions	24
3.20	Customers and Suppliers	24
3.21	Certain Business Practices	24
3.22	Brokers	24

SECTION 4	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	25
4.1	Organization; Standing; Corporate Power	25
4.2	Authority; Parent Board Approval; No Breach	25
4.3	Consents and Filings	26
4.4	Information Supplied	27
4.5	Available Funds	27
4.6	Brokers	27
4.7	Ownership of Company Common Stock	27
4.8	No Other Information	27

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SECTION 5	COVENANTS AND AGREEMENTS	27
5.1	Conduct of Business	27
5.2	No Solicitation; Change in Recommendation	31
5.3	Preparation of Proxy Statement	35
5.4	Shareholder Meeting; Board Recommendation	36
5.5	Access to Information; Confidentiality	36
5.6	Reasonable Efforts; Filings; Notification	37
5.7	Public Announcements	38
5.8	Indemnification and Insurance	38
5.9	Fees and Expenses	39
5.10	Taxes	40
5.11	Benefits and Employment	40
5.12	Shareholder Proceedings	42

SECTION 6	CONDITIONS TO CLOSING	42
6.1	Conditions to Each Party’s Obligations	42
6.2	Conditions to Parent’s and Merger Sub’s Obligations	43
6.3	Conditions to the Company’s Obligation	44

SECTION 7	TERMINATION	44
7.1	Termination	44
7.2	Obligations Upon Termination	45

SECTION 8	MISCELLANEOUS PROVISIONS	46
8.1	Interpretation and Usage	46
8.2	Nonsurvival of Representations and Warranties	47
8.3	Amendment and Modification	47
8.4	Waiver of Compliance; Consents	47
8.5	No Third Party Beneficiaries	48
8.6	Notices	48
8.7	Assignment	49
8.8	Governing Law and Venue; Waiver of Jury Trial	49
8.9	Counterparts	49
8.10	Enforcement	50
8.11	Entire Agreement	50
8.12	Severability	50
8.13	WAIVER OF JURY TRIAL	50

Exhibit A	Definitions

Exhibit B	Persons With Knowledge

ii

MERGER AGREEMENT

This Merger Agreement, dated August 7, 2007 (the “Agreement”), is by and among Ecolab Inc., a Delaware corporation (“Parent”), Magic Acquisition Inc., a Georgia corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and Microtek Medical Holdings, Inc., a Georgia corporation (the “Company”).

RECITALS

A.           The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Georgia Business Corporation Code (the “GBCC”).

B.           Capitalized terms used in this Agreement will have the meanings specified in Exhibit A.

In consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties agree as follows:

Section 1

The Merger

1.1  The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the provisions of the GBCC, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”).

1.2  Closing; Effective Time.

(a)  The closing of the Merger (the “Closing”) will take place at the offices of Arnall Golden Gregory LLP, 171 17th Street NW - Suite 2100, Atlanta, GA 30363, at 10:00 a.m. (Atlanta, Georgia time) on a date to be agreed between Parent and the Company, which date will be not later than the second Business Day after the conditions set forth in Section 6 have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and on such other date as Parent and the Company may agree in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)  As soon as practicable after the Closing, Parent and Merger Sub will file, or cause to be filed, with the Secretary of State of the State of Georgia, a certificate of merger for the Merger (the “Certificate of Merger”), which certificate will be in the form required by and executed in accordance with the applicable provisions of the GBCC and in form and substance acceptable to Parent.  The Merger will become effective at the time the filing is made or, if agreed to between Parent and the Company, at such later time or date as is set forth in the certificate of merger (the “Effective Time”).

1.3  Effects of the Merger.  The Merger will have the effects set forth in the applicable provisions of the GBCC.

1.4  Articles of Incorporation and Bylaws.  At the Effective Time, subject to complying with Section 5.8, (a) the articles of incorporation of the Surviving Corporation will be amended and restated in their entirety such that they are identical to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until amended in accordance with the articles of incorporation and the GBCC (except that Article I thereof will be amended in its entirety to read as follows: “The name of this corporation is Microtek Medical Holdings, Inc.”), and (b) the bylaws of the Surviving Corporation will be amended and restated in their entirety such that they are identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until amended in accordance with the bylaws, the Surviving Corporation’s articles of incorporation and the GBCC.

1.5  Directors and Officers of the Surviving Corporation.  Merger Sub’s directors immediately prior to the Effective Time will be the Surviving Corporation’s directors until their respective successors are duly elected and qualified or appointed or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.  Merger Sub’s officers immediately prior to the Effective Time will be the Surviving Corporation’s officers until their respective successors are duly elected and qualified or appointed or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

1.6  Subsequent Actions.  If at any time after the Effective Time the Surviving Corporation determines, in its sole discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the Surviving Corporation’s officers and directors will be authorized to take all actions which may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2

Conversion of Shares

2.1  Conversion of Shares.

(a)  At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent or Merger Sub, or any holder of their respective shares of capital stock:

(i)  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled under Section 2.1(a)(iii) and any Dissenting Shares), together with the associated Rights, will be converted automatically into the right to receive $6.30 in cash (the “Merger Consideration”), without interest thereon.

(ii)  Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable common share, no par value, of the Surviving Corporation.

(iii)  Each share of Company Common Stock, together with the associated Rights, issued and outstanding immediately prior to the Effective Time and directly held by an Acquired Company, Parent or Merger Sub (other than those held by the Company in a fiduciary or representative capacity) will be canceled and extinguished and no payment will be made with respect thereto.  Except where the context otherwise requires, all references hereinafter to the shares of Company Common Stock will be deemed to include the associated Rights.

(b)  If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of Company Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares or readjustment, or any dividend payable in shares or other securities is declared thereon or rights issued in respect thereof with a record date within that period, or any similar event occurs, then the Merger Consideration will be proportionately and appropriately adjusted to reflect the event.

(c)  From and after the Effective Time, all shares of Company Common Stock converted under Section 2.1(a)(i) will no longer be outstanding and will automatically be cancelled and retired, and each holder of shares of Company Common Stock so converted will cease to have any rights with respect thereto, except the right to receive the Merger Consideration (without interest thereon) upon the surrender of shares in accordance with Section 2.2.

2.2  Paying Agent.

(a)  Prior to the Effective Time, Parent will designate a bank or trust company reasonably acceptable to the Company to act as a paying agent under this Agreement (the “Paying Agent”).  As soon as reasonably practicable after the Effective Time, Parent will deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, an amount of cash sufficient to deliver to the holders thereof the Merger Consideration required to be paid under Section 2.1.  All cash deposited with the Paying Agent is referred to in this Agreement as the “Fund.”

(b)  As soon as reasonably practicable after the Effective Time, Parent will instruct the Paying Agent to mail to each Person who was, as of the Effective Time, a holder of shares of Company Common Stock, a letter of transmittal and instructions in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery will be effected, and risk of loss and title to shares of Company Common Stock will pass, only upon proper surrender of shares to the Paying Agent).  Upon proper delivery to the Paying Agent of (i) certificates (in the case of shares of Company Common Stock represented by certificates) together with the associated letter of transmittal, duly executed and completed in accordance with the instructions thereto or (ii) an “agent’s message” (in the case of shares of Company Common Stock not represented by certificates) or such other evidence, if any, of transfer as the Paying Agent may reasonably request, the holder of the certificates or uncertificated shares will be entitled to receive in exchange therefor the Merger Consideration to which the holder is entitled under this Section 2.  Until surrendered as provided in this Section 2.2(b), each share of Company Common Stock will be deemed after the Effective Time to represent only the right to receive upon surrender the Merger Consideration.

(c)  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the shares of Company Common Stock is registered, it will be a condition to the payment that:

(i)  (1) in the case of certificated shares, the certificate is properly endorsed or is otherwise in proper form for transfer and (2) in the case of uncertificated shares, the shares are properly transferred; and

(ii)  the Person requesting the payment either (1) pays to the Paying Agent any transfer or other Taxes required as a result of the payment to a Person other than the registered holder of the shares or (2) establish to the Paying Agent’s satisfaction that all transfer or other Taxes have been paid or are not payable.

(d)  At the Effective Time, the Company’s share transfer books will be closed, and there will be no further registration of transfers on the Surviving Corporation’s share transfer books of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any shares of Company Common Stock are presented to the Surviving Corporation for transfer, the shares will be cancelled against delivery of the Merger Consideration to the holder thereof as provided in this Section 2.2.

(e)  If any certificate representing shares of Company Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that the certificate to be lost, stolen or destroyed and, if required by Parent, the posting by that Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to the certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed certificate the Merger Consideration under this Section 2.

(f)  Each of Parent and the Surviving Corporation will be entitled to deduct and withhold from the consideration otherwise payable under this Section 2 such amounts as it is required to deduct and withhold with respect to the payment under the Code or any other applicable Law relating to the payment of Taxes.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent or the Surviving Corporation, the withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which the deduction and withholding was made by Parent or the Surviving Corporation.

2.3  Investment and Termination of Fund.

(a)  The Paying Agent will invest the Fund as directed by Parent.  Any interest and other income resulting from the investments will be paid to and be income of Parent.

(b)  Any portion of the Fund (including earnings thereon) which remains undistributed to the holders of any shares of Company Common Stock for 12 months after the Effective Time will be delivered to Parent, upon demand, and any holder of shares of Company Common Stock who has not theretofore complied with this Section 2 will thereafter look only to Parent for payment of the holder’s claim to the Merger Consideration in accordance with this Section 2.

(c)  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent will be liable to any Person in respect of any portion of the Fund which is properly delivered to a public official under any applicable abandoned property, escheat or similar Law.  If any shares of Company Common Stock are not surrendered prior to the third anniversary of the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Authority), then such Merger Consideration will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

2.4  Dissenting Shares.

(a)  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and the holders of which have perfected and not withdrawn or lost their dissenters’ rights in accordance with Sections 14-2-1301 through 14-2-1332 of the GBCC (“Dissenting Shares”) will be paid for by Parent in accordance with Sections 14-2-1301 through 14-2-1332 of the GBCC, except that if any holder fails to perfect or otherwise waives, withdraws or loses the right to receive payment of the fair value of its shares of Company Common Stock under Sections 14-2-1301 through 14-2-1332 of the GBCC, the right of that holder to be paid the fair value of its shares of Company Common Stock will cease and the subject shares will be deemed converted as of the Effective Time into the right to receive the Merger Consideration as provided in this Section 2.

(b)  The Company will give Parent (i) prompt notice of any written demands for fair value received by the Company, withdrawals of such demands, and any other related instruments served under Sections 14-2-1301 through 14-2-1332 of the GBCC and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the GBCC.  The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for Dissenting Shares or offer to settle, or settle, any such demands.

2.5  Company Share Plans.

(a)  The Company Board will take all action necessary such that, at the Effective Time, each option to purchase shares of Company Common Stock outstanding under any Company Share Plan (each, a “Company Stock Option”), whether or not vested or exercisable, will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price of the Company Stock Option multiplied by (ii) the total number of Company Common Shares subject to the Company Stock Option (whether or not vested or exercisable).  As promptly after the Effective Time as reasonably practicable, the Parent will pay or cause to be paid the foregoing amount to each holder of a Company Stock Option.

(b)  Each Company Common Share outstanding as of the Effective Time which was granted under a Company Share Plan and which is subject to a risk of forfeiture (“Company Restricted Shares”) will be deemed fully vested as of the Effective Time in accordance with the terms of the applicable plan and, in full settlement thereof (net of applicable withholding in accordance with the Company’s practices prior to the date of this Agreement), will be converted into the right to receive the Merger Consideration in accordance with Section 2.  To the extent that amounts are withheld from the consideration otherwise payable to holders of Company Restricted Shares, the withheld amounts will be treated for all purposes of this Agreement as having been paid to the holders in respect of which the withholding was made.

(c)  Prior to the Effective Time, the Company will (i) adopt such resolutions or take such other actions as may be required to effect the foregoing provisions of this Section 2.5, and (ii) take all steps necessary to cause any dispositions of shares of Company Common Stock or other securities (including options and any other derivative securities) resulting from the Merger or the other transactions contemplated by this Agreement by each officer or director or the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated thereunder, with all such steps to be taken in accordance with the requirements of the Exchange Act.

(d)  Effective upon the date of this Agreement, the Company Board will adopt appropriate resolutions and take all other actions necessary and appropriate to provide each participant’s outstanding right to purchase shares of Company Common Stock under the Company's Employee Stock Purchase Plan (the “ESPP”) will terminate on the day immediately prior to the day on which the Effective Time occurs, except that all amounts allocated to each participant’s account under the ESPP as of such date will thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for then outstanding offering periods using such date as the final purchase date for each such offering period, and the ESPP will terminate immediately following the purchase of Company Common Stock on the date prior to the day on which the Effective Time occurs.  The Company Board will not take any action that would allow any Company Personnel to begin participating in the ESPP or that would permit any existing participant to increase his or her participation in the ESPP.

Section 3

Representations and Warranties of the Company

Except as set forth in the disclosure schedule delivered to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as set forth in this Section 3.  The Company Disclosure Schedule is divided into sections which correspond to the sections of this Agreement.  The sections of the Company Disclosure Schedule relate only to the representations and warranties in the sections of this Agreement to which they correspond and not to any other representation or warranty in this Agreement, except to the extent that (a) a section of the Company Disclosure Schedule specifically refers to another section thereof by specific cross reference or (b) it is readily apparent from the text of a particular disclosure that the disclosure also applies to another representation or warranty.

3.1  Organization, Standing and Corporate Power.

(a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Georgia and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets.  The Company is duly qualified or licensed to do business as a foreign entity in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its assets requires such licensing or qualification, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)  Section 3.1(b) of the Company Disclosure Schedule lists each Company Subsidiary and specifies for each its form and jurisdiction of organization.  Except for the Company Subsidiaries so disclosed and the Persons listed on Section 3.1(b) of the Company Disclosure Schedule, the Company does not directly or indirectly hold any capital stock or other equity securities of any Person or have any direct or indirect ownership interest in any business.  Each Company Subsidiary is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets.  Each Company Subsidiary is duly qualified or licensed to do business as a foreign entity in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its assets requires such licensing or qualification, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)  The Company has made available to Parent correct and complete copies of the Governing Documents of each Acquired Company, each as in full force and effect as of the date hereof.  No Acquired Company is in Breach of its Governing Documents.

3.2  Capitalization.

(a)  The authorized capital stock of the Company consists solely of 100,000,000 shares of Company Common Stock, $.001 par value per share, and 10,000,000 shares of preferred stock, no par value per share.  At the close of business on the date of this Agreement, (i) 43,493,447 shares of Company Common Stock are issued and outstanding, of which no shares of Company Common Stock are issued as “restricted shares” and subject to forfeiture; (ii) 2,172,354 shares of Company Common Stock are issued and held by the Company in its treasury; and (iii) no other shares of capital stock or other voting securities of the Company are issued or outstanding.  All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.  No Acquired Company has issued any Voting Debt.

(b)  Section 3.2(b) of the Company Disclosure Schedule sets forth a list of all compensation plans or other compensation arrangements under which the Company is authorized to issue or has issued Company Common Stock or options or other rights to acquire Company Common Stock (the “Company Share Plans”), specifying for each plan, as of the close of business on the date of this Agreement, the number of shares of Company Common Stock issued thereunder (including shares subject to forfeiture or other restrictions), the number of shares of Company Common Stock subject to outstanding options granted thereunder and the number of shares of Company Common Stock available for future grant thereunder.

(c)  Section 3.2(c) of the Company Disclosure Schedule sets forth, as of the close of business on the date of this Agreement, a list of all outstanding options, restricted stock grants and other stock awards granted by the Company (the “Company Share Awards”), specifying for each award (as applicable) the holder thereof, the type of award, the Company Share Plan under which the award was granted, the number of shares of Company Common Stock subject to the award, the grant date, the exercise price and the vesting schedule.  All Company Common Stock which has been or may be issued in connection with the Company Share Awards is or will be (when issued in accordance with the terms thereof) duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.  Except for the Company Share Awards, the Company Share Plans and the Rights Agreement, there are no options, warrants, calls, subscriptions, convertible securities, rights (including preemptive rights), Contracts, understandings or arrangements of any character under which the Company is or may become obligated to issue, sell, exchange, transfer, repurchase, redeem or otherwise acquire any shares of Company capital stock or any Voting Debt.  Except for the Company Share Plans and the Company Share Awards, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(d)  Except as set forth in Section 3.2(d) of the Company Disclosure Schedule, no Person other than an Acquired Company holds, of record or beneficially, any equity securities of or other ownership interest in a Company Subsidiary.  All outstanding equity securities of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are free of Encumbrances, preemptive rights or any other third party rights other than Permitted Encumbrances.  There are no options, warrants, calls, subscriptions, convertible securities, rights (including preemptive rights), Contracts, understandings or arrangements of any character under which any Company Subsidiary is or may become obligated to issue, sell, exchange, transfer, repurchase, redeem or otherwise acquire any shares of equity securities or any Voting Debt.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Company Subsidiary.

(e)  There are no shareholder agreements, voting trusts or other agreements or understandings to which an Acquired Company is a party relating to the voting or disposition of any shares of the capital stock of an Acquired Company or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of an Acquired Company.

3.3  Authority; Company Board Approval; No Breach.

(a)  The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the adoption or approval of this Agreement by the affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock as of the record date for the Shareholder Meeting (the “Required Shareholder Vote”), to complete the Merger and the other transactions contemplated by this Agreement.  The Company and the Company Board have taken all action required by Law, the Company’s Governing Documents and otherwise to authorize the Company’s execution, delivery and performance of this Agreement, subject to receipt of the Required Shareholder Vote.  The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal and valid binding obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)  The Company Board, at a meeting duly called and held prior to the execution of this Agreement, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the transaction contemplated hereby (which approvals were made in accordance with the GBCC); (ii) determining that the terms of the Merger are advisable and in the best interests of the Company and its shareholders; and (iii) recommending that the Company’s shareholders adopt or approve this Agreement.  The Company Board has received from its financial advisor, A.G. Edwards & Sons (“Edwards”), an opinion to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view (the “Fairness Opinion”), and the Company has provided to Parent (or, if not currently available, will provide to Parent promptly following the Company’s receipt) a signed copy of the Fairness Opinion.

(c)  The only vote of the Company’s shareholders required to adopt or approve this Agreement and approve the Merger is the Required Shareholder Vote.  No other vote of the holders of any class or series of capital stock of the Company is required by Law, the Company’s Governing Documents or otherwise in order to complete the Merger and the other transactions contemplated by this Agreement.

(d)  As of the date of this Agreement, no Acquired Company or any Representative of an Acquired Company has granted any waiver to or released any third party under any standstill or similar agreement.

(e)  Except as set forth in Section 3.3(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the completion or performance of the transactions contemplated hereby will:  (i) Breach any provision of the Governing Documents, or any resolution adopted by the governing body, of an Acquired Company; (ii) Breach any provision of, or give any Person a right to declare a default or exercise any remedy under, or accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which an Acquired Company is a party or by which it is bound; (iii) result in the creation or imposition of an Encumbrance upon or in relation to any asset of an Acquired Company; (iv) assuming the Consents referred to in Section 3.4 are obtained, violate or otherwise Breach, or give any Authority the right to challenge any of the transactions contemplated by this Agreement or exercise any remedy or obtain any relief under, any applicable Law or Order; or (v) cause the suspension or revocation of any material Permit necessary for any Acquired Company to conduct its business as currently conducted, except in the case of clauses (ii) through (iv), any consequences that would not, individually or in the aggregate, reasonably be expected to (x) be material to the Acquired Companies taken as a whole, (y) impair in any material respect the Company’s ability to perform its obligations under this Agreement or (z) prevent or materially delay the completion of the Merger or the other transactions contemplated by this Agreement.

(f)  Based in part on the representations of Parent and Merger Sub set forth in Section 4, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company's articles of incorporation and bylaws is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement.  Based in part on the representations of Parent and Merger Sub set forth in Section 4, the Company Board has taken or caused to be taken all action so that neither Parent nor Merger Sub will be prohibited from entering into a “business combination” with the Company or any of its Affiliates as an “interested shareholder” (in each case as such term is used in Sections 14-2-1110 or 14-2-1131 of the GBCC, as applicable) as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(g)  The Company Board has taken all necessary action to render the First Amended and Restated Shareholder Protection Rights Agreement, dated as of December 20, 2006, between the Company and Computershare Investor Services, LLC as Rights Agent (the “Rights Agreement”), inapplicable to the transactions contemplated by this Agreement.  The Company has taken all necessary action with respect to all of the outstanding Rights so that (i) none of Parent or any of its Affiliates or Associates (each as defined in the Rights Agreement) will be deemed an Acquiring Person (as defined in the Rights Agreement), none of a Stock Acquisition Date, Flip-in Date, Flip-Over Transaction or Event or Separation Time (each as defined in the Rights Agreement) will occur, and the rights issued or issuable pursuant to the Rights Agreement (the “Rights”) will not separate from the shares of Common Stock, in each case as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement; (ii) the holders of the Rights will have no rights under the Rights or the Rights Agreement in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement; and (iii) upon Closing, all Rights under the Rights Agreement will expire.

3.4  Consents and Filings.  No Acquired Company is required by Law or Contract to give any notice to, make any filing with, or obtain any Consent from any Authority or other Person in connection with the Company’s execution, delivery or performance of this Agreement, except

(a)  the filing of a pre-merger notification and report form by the Company under the HSR Act and the termination or expiration of the waiting period required thereunder;

(b)  all necessary or advisable filings under any other applicable competition, merger control, antitrust or similar laws;

(c)  the filing with the SEC of the Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement;

(d)  the filing of the Certificate of Merger;

(e)  all required filings by the Company with NASDAQ;

(f)  the Required Shareholder Vote;

(g)  the Consents listed in Section 3.3(e) of the Company Disclosure Schedule; and

(h)  such other notices, filings and Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (i) be material to the Acquired Companies taken as a whole, (ii) impair in any material respect the Company’s ability to perform its obligations under this Agreement or (iii) prevent or materially delay the completion of the Merger or the other transactions contemplated by this Agreement.

3.5  Company SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)  Since December 31, 2003, the Company has timely filed with the SEC all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) that it was required to file under the Securities Act or the Exchange Act (and including all reports, schedules, forms, statements and other documents that the Company may file subsequent to the date of this Agreement, the “Company SEC Documents”).  As of their respective filing dates (or, to the extent amended or superseded by a filing prior to the date hereof, on the date of the subsequent filing) and, as applicable, on the date when declared effective, the Company SEC Documents (i) complied and, with respect to any Company SEC Document filed after the date of this Agreement, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and SOX and (ii) did not and, with respect to any Company SEC Document filed after the date of this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Since December 31, 2003, the Company has not received from the SEC or the SEC staff any comment letters or other correspondence in relation to the Company SEC Documents, except for the comment letters and correspondence that have been made available to Parent.  None of the Company Subsidiaries are, or at any time since December 31, 2003, have been, subject to the reporting requirements of the Exchange Act.

(b)  The financial statements (including, in each case, any related notes thereto) included or incorporated by reference in the Company SEC Documents:

(i)  comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto;

(ii)  have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC); and

(iii)  fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which were or will be material).

(c)  Except as set forth in Section 3.5(c) of the Company Disclosure Schedule, none of the Acquired Companies has any Liabilities (whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP) other than Liabilities (i)accrued or reserved against in the Latest Company Balance Sheet; (ii) incurred in the Ordinary Course of Business since the date of the Latest Company Balance Sheet (none of which Liabilities under this clause (ii) have had or would reasonably be expected to have a Company Material Adverse Effect); (iii) that have not had and would not reasonably be expected to have a Company Material Adverse Effect; (iv) to Parent, Merger Sub, Edwards and the Company’s other advisors in connection with this Agreement; or (v) arising under any Contracts to which an Acquired Company is a party or by which it is bound (and none of the foregoing under this clause (v) have had or would reasonably be expected to have a Company Material Adverse Effect).

3.6  Controls and Procedures.

(a)  No Acquired Company is a party to any joint venture, off balance sheet partnership or similar Contract (including any Contract relating to any transaction or relationship between or among any of the Acquired Companies, on the one hand, and any unconsolidated affiliate, on the other hand), or any “off balance sheet arrangements” (as defined in Item 303(a) of SEC Regulation S-K), where the purpose of the Contract is to avoid disclosure of any material transaction involving, or any material Liabilities of, any Acquired Company in the Company’s published financial statements or other Company SEC Documents.

(b)  The Company has designed and maintains “disclosure controls and procedures” and “internal controls over financial reporting” (as those terms are defined in Rules 13a-15 and 15d-15 under the Exchange Act) as required by Rule 13a-15 of the Exchange Act.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required under Sections 902 and 906 of SOX.

(c)  Since December 31, 2003, no attorney representing an Acquired Company, whether or not employed by an Acquired Company, has reported to the Company Board or any committee thereof, or to any director or officer of the Company, any evidence of a material violation of securities Laws, Breach of fiduciary duty or similar violation by an Acquired Company or any of its officers, directors, employees or agents.

3.7  Information Supplied.   None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company is not making any representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent or Merger Sub (or their respective Affiliates) specifically for inclusion or incorporation by reference in the Proxy Statement.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

3.8  Absence of Certain Changes.  Except as set forth in Section 3.8 of the Company Disclosure Schedule or as otherwise permitted by this Agreement, since December 31, 2006,

(a)  the Acquired Companies have owned and operated their assets, properties and businesses in the Ordinary Course of Business;

(b)  no event has occurred and no circumstance has developed that has had or would reasonably be expected to have a Company Material Adverse Effect; and

(c)  no Acquired Company has taken or failed to take any action that would, if taken or failed to be taken after the date hereof, Breach paragraph (ii), (iii), (iv)(1), (vii), (ix), (xv), or (xvi) of Section 5.1.

3.9  Proceedings.

(a)  Section 3.9(a) of the Company Disclosure Schedule sets forth a list of all Proceedings pending or, to the Company’s knowledge, threatened by, against or otherwise relating to an Acquired Company or any director, officer, employee or other agent of an Acquired Company (but only in their capacity as such) which (i) involves an Authority; (ii) involves an amount in controversy in excess of $100,000 (or the equivalent amount in local currency); or (iii) seeks injunctive or other equitable relief.  None of the matters set forth in Section 3.9(a) of the Company Disclosure Schedule have had or would reasonably be expected to have a Company Material Adverse Effect.

(b)  No Acquired Company is, and none of the assets of an Acquired Company are, subject to any Order that has not been satisfied, and no director, officer, employee or other agent of an Acquired Company is subject to any Order that has not been satisfied relating to an Acquired Company or any assets of an Acquired Company.

3.10  Compliance with Laws; Permits; Regulatory Matters.

(a)  Without limiting or otherwise affecting the scope of the Company’s other representations and warranties in this Agreement, since December 31, 2003, (i) no Acquired Company has Breached any applicable Law and (ii) no Person has alleged in writing to an Acquired Company (or, to the Company’s knowledge, otherwise alleged) that an Acquired Company has or may have Breached any applicable Law, except for any actual or alleged Breaches that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)  Each Acquired Company holds all material Permits necessary to own and operate its businesses and assets in compliance with applicable Law, and each such Permit is in full force and effect.  With respect to each such Permit, except as set forth in Section 3.3(e) of the Company Disclosure Schedule, (i) no event has occurred and no circumstance exists that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a revocation, cancellation, termination or material Breach or modification thereof; and (ii) no Person has alleged or threatened in writing to an Acquired Company (or, to the Company’s knowledge, otherwise alleged or threatened) any revocation, cancellation, termination or material Breach or modification thereof.  No Person has alleged in writing (or, to the Company’s knowledge, otherwise alleged) that an Acquired Company is required to hold a material Permit that it does not hold.

(c)  Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, each product that is currently being manufactured, distributed or sold by or on behalf of an Acquired Company, and each product candidate that is currently being developed by an Acquired Company, is being, and since December 31, 2003, has been, developed, tested, manufactured, labeled, stored, distributed and marketed, as applicable, in compliance (or conformance in the case of guidances) in all material respects with the following Laws, to the extent such Laws are applicable (i) the Federal Food, Drug and Cosmetic Act and applicable regulations and guidances issued thereunder (including all requirements relating to quality systems, good manufacturing practice, good laboratory practice and good clinical practice); (ii) the Federal Insecticide, Fungicide and Rodenticide Act and applicable regulations and guidances issued thereunder; (iii) the EU Medical Device Directive, the EU Active Implantable Medical Device Directive and the EU In-vitro Diagnostic Device Directive; and (iv) the Canada Food and Drugs Act and applicable regulations and guidances issued thereunder.

(d)  Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, all manufacturing operations conducted by or for the benefit of an Acquired Company are being, and since December 31, 2003, have been, conducted in compliance in all material respects with the FDA’s good manufacturing practice and quality systems regulations to the extent applicable to such manufacturing operations.

(e)  No Acquired Company and, to the Company’s knowledge, no officer, key employee or agent of an Acquired Company has been convicted of any crime, has been excluded under 42 U.S.C. Section 1320a-7 or any similar applicable Law or has engaged in any conduct that would reasonably be expected to result in exclusion under 42 U.S.C. Section 1320a-7 or any similar applicable Law.  No Acquired Company and, to the Company’s knowledge, no officer of an Acquired Company, has been subject to or proposed for debarment, suspension or other ineligibility by any Authority in connection with the business of any Acquired Company.

(f)  Except as set forth in Section 3.10(f) of the Company Disclosure Schedule:

(i)  since December 31, 2003, no Person has alleged in writing to an Acquired Company (or, to the Company’s knowledge, has otherwise alleged) that there is any material hazard or defect in design, materials, manufacture or workmanship relating to any product manufactured, distributed or sold by or on behalf of an Acquired Company;

(ii)  since December 31, 2003, (1)no Authority has ordered, and no Acquired Company has voluntarily conducted, a recall of any product manufactured, distributed or sold by or on behalf of an Acquired Company, and (2)no such products have been subject to 21 CFR Part 803–Medical Device Reporting requirements or the equivalent under other applicable Law; and

(iii)  to the Company’s knowledge, there are no facts or circumstances that would reasonably be expected to result in a recall obligation or a duty to warn customers of any defects in any such products.

(g)  Except as set forth on Section 3.10(g) of the Company Disclosure Schedule, since December 31, 2003, there has not been any and, to the Company’s knowledge, there are no threatened, Proceedings by the FDA or any other Authority relating to an Acquired Company’s development, testing, manufacture, distribution or sale of products.  To the Company’s knowledge, since December 31, 2003, no employees or agents of an Acquired Company have made an untrue statement of material fact to any Authority or failed to disclose a material fact required to be disclosed to any Authority, in connection with reports or product applications relating to any product developed, tested, manufactured, distributed, or sold by an Acquired Company.

3.11  Tax Matters.

(a)  The Company has made available to Parent correct and complete copies of all income Tax Returns filed by an Acquired Company since December 31, 2003, and all audit reports covering the same period with respect to any material Taxes due from or with respect to an Acquired Company.  Each Acquired Company has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns that it was required to file under applicable Law, and all such Tax Returns were correct and complete and in material compliance with applicable Law when filed.  Each Acquired Company has timely and properly paid (or the Company has paid on each Acquired Company’s behalf) all material Taxes required to be paid under applicable Law, whether or not disputed and whether or not shown to be due and payable on any Tax Return, other than Taxes which currently are being contested in good faith by appropriate Proceedings and for which adequate reserves, as applicable, have been established in the Company’s financial statements prepared in accordance with GAAP.  The most recent financial statements included in the Company SEC Documents reflect an adequate (as determined pursuant to GAAP) reserve for all Taxes payable by the Acquired Companies for all Taxable periods and portions thereof through the date of such financial statements.  Since December 31, 2006, no Acquired Company has incurred any Liability for Taxes arising from “extraordinary gains or losses” (as such term is defined under GAAP) outside the Ordinary Course of Business.

(b)  Except as set forth in Section 3.11(b) of the Company Disclosure Schedule:

(i)  no Acquired Company is subject to any open audit, inquiry or other Proceeding in relation to Taxes or Tax Returns, and, to the Company’s knowledge, no such audit, inquiry or other Proceeding is scheduled or threatened;

(ii)  the Company has not, since December 31, 2003, undergone an “ownership change” as such term is defined in Section 382(g) of the Code; and

(iii)  no elections have been made for an Acquired Company under Section 301.7701-3 of the Code (or any similar provision of any other applicable Law).

3.12  Employment Matters.

(a)  Since December 31, 2003, no Acquired Company has materially Breached any applicable Law concerning employment, employment practices or the calculation and payment of wages (including all applicable Laws concerning terms and conditions of employment, overtime, hours of work, termination, equal employment opportunity, discrimination, disability rights or benefits, affirmative action, employee leave issues, child labor, immigration, health and safety, plant closures and layoffs, workers’ compensation, unemployment, the payment of social security and other employment related Taxes and labor relations and unfair labor practices), and no Person has alleged in writing to an Acquired Company (or, to the Company’s knowledge, otherwise alleged) that an Acquired Company has or may have materially Breached any such Law.

(b)  Since December 31, 2003, there have been no actual or, to the Company’s knowledge, threatened material work stoppages, slowdowns, lockouts, labor strikes or other material labor disputes involving any employees of an Acquired Company.  To the Company’s knowledge, since December 31, 2003, there has been no attempt to form any labor union, labor organization, trade union, works council or similar organization or association of employees in relation to an Acquired Company.

(c)  Except as set forth in Section 3.12(c) of the Company Disclosure Schedule: (i) no Acquired Company is a party to, bound by or subject to (and no assets or properties of an Acquired Company are bound by or subject to) any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, trade union or works council; (ii) there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the employees of an Acquired Company; and (iii) no employees of an Acquired Company are represented by any labor union, labor organization, trade union or works council with respect to their employment by an Acquired Company.

3.13  Employee Benefits.

(a)  Section 3.13(a) Company Disclosure Schedule sets forth a list of each Company Plan.  Correct and complete copies of each Company Plan, together with any current summary plan description, summary of material modification, IRS Form 5500 for the last three applicable plan years, the most recent IRS determination letter or opinion letter (as applicable), any trust agreement or insurance contract forming a part of such material Company Plans, any administrative and investment services contracts and all amendments thereto, have been made available to Parent.

(b)  Neither the Company nor any ERISA Affiliate has ever contributed to or participated in any “multiemployer plan” within the meaning of Section 3(37) of ERISA.  No employer other than the Company or an ERISA Affiliate is permitted to participate or participates in any Company Plans.  All Company Plans are in material compliance with, to the extent applicable, ERISA and the Code, and the rules and regulations promulgated thereunder.  Each Company Plan that is subject to ERISA (the “ERISA Plans”) and that is also an “employee pension benefit plan” within the meaning of section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code (or, alternatively, if such plan is maintained pursuant to the adoption of a master or prototype plan document, the IRS has issued an opinion letter to the effect that the form of the master or prototype plan document is acceptable for the implementation of a qualified retirement plan), and to the Company’s knowledge there are no circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.  There is no pending or, to the Company’s knowledge, threatened Proceeding relating to any Company Plan other than ordinary and usual claims for benefits thereunder.  To the Company’s knowledge, neither the Company nor any ERISA Affiliate has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, would subject Company or any ERISA Affiliate to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)  None of the Company Plans is subject to Title IV of ERISA or section 412 of the Code.  Neither the Company nor any ERISA Affiliate has merged with or acquired substantially all of the assets of any Person that was or may become subject to a Liability under Title IV of ERISA.

(d)  Neither the Company nor any ERISA Affiliate has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement, except as required by Law.

(e)  Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, neither the execution of this Agreement, nor shareholder approval of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (i) entitle any Company Personnel to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans; or (iii) limit or restrict the right of the Company, or, after the consummation of the transactions contemplated by this Agreement, the Parent, to merge, amend or terminate any of the Company Plans.

(f)  Except as set forth in Section 3.13(f) of the Company Disclosure Schedule, all material Company Non-U.S. Plans, each of which is listed in Section 3.13(f) of the Company Disclosure Schedule, are in material compliance with all applicable Laws.  The Company and the ERISA Affiliates have no unfunded Liabilities with respect to any Company Non-U.S. Plans that are not set forth in the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents.  There is no pending or, to the Company’s knowledge, threatened Proceeding relating to any Company Non-U.S. Plans other than ordinary and usual claims for benefits thereunder.

(g)  Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, neither the Company nor any of its ERISA Affiliates has made or committed to make any material increase in contributions or benefits under any Company Plan that would become effective either on or after the date of this Agreement.

(h)  Section 3.13(h) of the Company Disclosure Schedule sets forth the maximum aggregate amount payable under the Company’s sale of business bonus program in connection with the transactions contemplated by this Agreement.

(i)  Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, no Acquired Company has made any payments, is obligated to make any payments or is a party to any Contract covering any Person that could obligate it to make an excess parachute payment or any other payment that is not fully deductible by the Acquired Company under Section 162(m) or Section 280G of the Code.

3.14  Properties and Assets.

(a)  Section 3.14(a) of the Company Disclosure Schedule lists all real property currently owned in fee simple (or the equivalent under applicable Law) by an Acquired Company (the “Owned Real Property”) and identifies for each the owner, location (including street address) and principal uses thereof.

(b)  Section 3.14(b) of the Company Disclosure Schedule lists all material real property currently leased by an Acquired Company (the “Leased Real Property,” and together with the Owned Real Property, the “Company Real Property”) and identifies for each the lessee, lessor, location (including street address) and principal uses thereof.  The Company has made available to Parent correct and complete copies of each Contract relating to the Leased Real Property (including any and all modifications, supplements and amendments thereto and any and all renewals or extensions thereof, each a “Lease”).  Each Lease is the legal, valid, binding, and enforceable obligation of the Acquired Company that is lessee thereunder, and, to the Company’s knowledge, the Lease is in full force and effect and the binding obligation of the other parties thereto and will continue to be the legal, valid, binding, and enforceable obligation of the applicable Acquired Company following the Closing.  No Acquired Company has received any written notice that it is in material Breach under any Lease (which Breach has not been cured), and to the Company’s knowledge no Acquired Company or any other party to such Lease is in material Breach under any such Lease, and, subject to receipt of the Consents listed in Section 3.3(e) of the Company Disclosure Schedule, no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material Breach by an Acquired Company or, to the Company’s knowledge, any other party under such Lease.

(c)  With respect to each parcel of Company Real Property:

(i)  an Acquired Company holds good and marketable fee simple (or the equivalent under applicable Law) title to, or, with respect to the Leased Real Property, a valid leasehold interest in, the parcel (and, with respect to each parcel of Owned Real Property, all buildings, structures, fixtures and improvements thereon), free and clear of any Encumbrances other than Permitted Encumbrances;

(ii)  except for Permitted Encumbrances, no Acquired Company has leased, subleased or otherwise granted to any Third Party any right to occupy or use the parcel or any material portion thereof and, with respect to the Owned Real Property, there are no outstanding options or rights of first refusal to purchase the parcel or any portion thereof or interest therein;

(iii)  to the Company’s knowledge, there are no facts, circumstances or conditions that have materially interfered, or would reasonably be expected to materially interfere, with the current or currently proposed uses of the parcel;

(iv)  there are no pending or, to the Company’s knowledge, threatened condemnation, zoning or other Proceedings; and

(v)  the parcel is being used and occupied in compliance with all applicable Laws, except for Breaches the consequences of which would not reasonably be expected to, individually or in the aggregate, materially interfere with the occupation or use of such parcel as currently occupied or used by an Acquired Company.

(d)  An Acquired Company has good and marketable title to, or a valid leasehold interest in, all material machinery, equipment and other tangible assets used by the Acquired Companies or which are reflected in the Latest Company Balance Sheet or acquired after the date thereof, in each case free and clear of any Encumbrances other than Permitted Encumbrances, except for assets and properties disposed of in the Ordinary Course of Business or as otherwise permitted under this Agreement since the date of the Latest Company Balance Sheet.

3.15  Intellectual Property.

(a)  Section 3.15(a) of the Company Disclosure Schedule lists all material registered or applied-for Patents, Marks and Copyrights owned or held by an Acquired Company and specifies for each, as applicable, (i) the name of the applicant/registrant and current owner; (ii) the jurisdiction in which application/registration is filed; (iii) the application/registration number; and (iv) the status of the application/registration, including deadlines for any renewals or other required filings.

(b)  An Acquired Company has good and marketable right, title and interest, or a valid license, in and to all Intellectual Property that is material to the operation of its businesses (the “Material IP”), which assets are free and clear of all Encumbrances other than limitations expressly set forth in any applicable license agreements and Permitted Encumbrances.

(c)  Except as set forth in Section 3.15(c) of the Company Disclosure Schedule:

(i)  the Acquired Companies’ use of the Material IP as the Acquired Companies currently conduct their respective businesses does not, to the Company’s knowledge, infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, and no Person has since January 1, 2001, alleged in writing to an Acquired Company (or, to the Company’s knowledge, otherwise alleged) that the use of the Material IP, or that the operation of an Acquired Company, infringes, misappropriates or otherwise violates any Person’s Intellectual Property;

(ii)  to the Company’s knowledge, no Person has since December 31, 2003, infringed, misappropriated or violated any of the Material IP owned or exclusively held by an Acquired Company; and

(iii)  to the Company’s knowledge, all Material IP owned by an Acquired Company is valid and enforceable, and no Person has alleged in writing (or, to the Company’s knowledge, otherwise alleged) that any such owned Material IP is not valid or unenforceable.

(d)  Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, it is the policy of each Acquired Company to require all Company Personnel involved in the development or use of Intellectual Property to enter into written agreements obligating such Person to (i) assign to the relevant Acquired Company all of such Person’s rights in any Intellectual Property conceived, generated, made or reduced to practice by such Person in connection with such Person’s association with an Acquired Company and (ii) maintain the confidentiality of all information of the Acquired Companies.

3.16  Insurance.  Section 3.16 of the Company Disclosure Schedule sets forth a list of all material insurance policies (other than in respect of Company Plans) currently owned or held by the Acquired Companies, correct and complete copies of which have been made available to Parent.  With respect to each such policy, (a) it is in full force and effect; (b) all premiums thereunder covering all periods through and including the date of this Agreement have been paid; (c) no notice of cancellation, termination or reservation of rights has been received thereunder; and (d) it is maintained with a reputable carrier and with coverage in commercially reasonable amounts.  Except as set forth in Section 3.16 of the Company Disclosure Schedule, since December 31, 2003, no Acquired Company has been refused any material insurance with respect to its assets or operations, and no coverage has been materially limited, by any insurance carrier to which they or any of them has applied or with which they or any of them have carried insurance.

3.17  Contracts.

(a)  Section 3.17(a) of the Company Disclosure Schedule lists, and the Company has made available to Parent correct and complete copies of, the following Contracts to which an Acquired Company is a party or subject or by which an Acquired Company is bound (each, a “Material Contract”):

(i)  each material Contract, letter of intent or other understanding regarding the acquisition or disposition of a Person or business, whether in the form of an asset purchase, share purchase, merger, consolidation or otherwise entered into since December 31, 2003, or under which one or more of the parties has executory indemnification, earn-out, non-competition or other material Liabilities;

(ii)  each Contract that prohibits or limits to any extent an Acquired Company’s right to (1) participate or compete in a line of business, market or geographic area or otherwise freely engage in business anywhere in the world or (2) solicit or engage the services of any Person;

(iii)  each Contract regarding the incurrence of indebtedness for borrowed money or any guaranty of such indebtedness (which, for the avoidance of doubt, does not include Contracts evidencing trade payables);

(iv)  each Contract regarding the Material IP;

(v)  each Contract or group of related Contracts involving payments by or to an Acquired Company, in excess of $100,000 per year, other than Contracts subject to termination without penalty on not more than 90 days notice;

(vi)  each Contract that contains “most favored customer” or “most favored nation” pricing provisions;

(vii)  each Contract that grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person with respect to any Company Real Property, Material IP, material tangible assets or business;

(viii)  each Contract with a distributor, reseller, dealer, manufacturer’s representative, sales agent or other such Person involving payments by or to an Acquired Company, in excess of $100,000 per year, other than Contracts subject to termination without penalty on not more than 90 days notice;

(ix)  each Contract relating to a partnership or joint venture; and

(x)  each Contract not described above that is a material Contract within the meaning of 601(b)(10) of Regulation S-K promulgated under the Securities Act.

(b)  The Company has made available to Parent a correct and complete copy of each Material Contract.  Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, (i) each Material Contract is valid and binding on the applicable Acquired Company and, to the Company’s knowledge, each other party thereto and is in full force and effect; (ii) and, subject to receipt of the Consents listed in Section 3.3(e) of the Company Disclosure Schedule, no condition exists and no event has occurred that has resulted or would reasonably be expected to result in a material Breach of a Material Contract by an Acquired Company or, to the Company’s knowledge, by any other party thereto; and (iii) no party to a Material Contract has by a written communication to an Acquired Company purported to terminate or requested any material modification or waiver of such Contract.  None of the matters set forth in Section 3.17(b) of the Company Disclosure Schedule have had or would reasonably be expected to have a Company Material Adverse Effect.

3.18  Environmental Matters.

(a)  Except as set forth in Section 3.18(a) of the Company Disclosure Schedule:

(i)  since December 31, 2003, each Acquired Company has owned and operated its business, assets and properties in material compliance with all applicable Environmental Laws, and no Person has alleged in writing (or, to the Company’s knowledge, has otherwise alleged) that an Acquired Company has materially Breached an Environmental Law;

(ii)  since December 31, 2003, each Acquired Company has owned and operated its business, assets and properties in material compliance with all Permits relating to the Environment, and no Person has alleged in writing to an Acquired Company (or, to the Company’s knowledge, has otherwise alleged) that an Acquired Company has materially Breached any such Permit;

(iii)  there are no pending or, to the Company’s knowledge, threatened Proceedings against or otherwise affecting an Acquired Company relating to the Environment;

(iv)  no Acquired Company has incurred any material Environmental Liabilities; and

(v)  except for matters that are not likely to result in a material Environmental Liability, no Acquired Company or, to the Company’s knowledge, other Person has Released, placed, stored, buried or dumped any Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, under or about to any Company Real Property or any Former Company Real Property, other than inventories of such substances to be used, and wastes generated therefrom, in the Ordinary Course of Business (which inventories and wastes have been and continue to be stored or disposed of in material compliance with all applicable Environmental Laws).

(b)  None of the matters set forth in Section 3.18(a) of the Company Disclosure Schedule have had or would reasonably be expected to have a Company Material Adverse Effect.

(c)  The Company has made available to Parent correct and complete copies of all reports, site assessments, compliance audits or similar studies concerning the Environment that, since December 31, 2003, have been prepared by, furnished to or in the custody or control of an Acquired Company and which relate to an Acquired Company, the Company Real Property or the Former Company Real Property.

(d)  The representations and warranties set forth in this Section 3.18 are the exclusive representations and warranties pertaining to Environmental Laws, Environmental Liabilities and Hazardous Materials.

3.19  Related Party Transactions.  Since the filing date of the Company’s proxy statement for its 2007 annual meeting of shareholders, nothing has occurred that would require disclosure as a “Certain Relationship or Related Transaction” under Item 404 of Regulation S-K promulgated by the SEC.

3.20  Customers and Suppliers.  Section 3.20 of the Company Disclosure Schedule sets forth a correct and complete list of the 10 largest suppliers to and customers of the Acquired Companies for the 12-month period ended December 31, 2006 (determined on the basis of the total dollar amount of purchases or sales, as the case may be), showing the total dollar amount of purchases from or sales to, as the case may be, each such supplier or customer during such period.  Between December 31, 2006 and the date of this Agreement, to the Company’s knowledge, there has been no termination, cancellation or material curtailment of the business relationship of an Acquired Company with any such material customer or material supplier nor has any such material customer or material supplier indicated in writing to an Acquired Company an intention to so terminate, cancel or materially curtail its business relationship with an Acquired Company.

3.21  Certain Business Practices.  No Acquired Company, and no director, officer, agent or employee of an Acquired Company, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or (c) violated any provision of the Foreign Corrupt Practices Act of 1977 or any other anti-corruption or anti-bribery Law applicable to an Acquired Company.

3.22  Brokers.  Except for Edwards, none of the Acquired Companies, nor any of their directors, officers, employees or agents, has employed any broker, finder or financial advisor, or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby.  None of the Acquired Companies has knowledge of any basis on which any Person other than Edwards might claim any such fee or commission.  The Company has made available to Parent a true, correct and complete copy of each agreement between any Acquired Company and Edwards relating to the Merger and the other transactions contemplated by this Agreement.

Section 4

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as set forth in this Section 4.

4.1  Organization; Standing; Corporate Power.

(a)  Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets.  Parent is duly qualified or licensed to do business as a foreign entity in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its assets requires such licensing or qualification, except where the failure to be so qualified or licensed would not reasonably be expected to have a Parent Material Adverse Effect.

(b)  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Georgia and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets.  Merger Sub is a wholly-owned Subsidiary of Parent.  Merger Sub is duly qualified or licensed to do business as a foreign entity in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its assets requires such licensing or qualification, except where the failure to be so qualified or licensed would not reasonably be expected to have a Parent Material Adverse Effect.  Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(c)  Parent has furnished to the Company correct and complete copies of the Governing Documents of Parent and Merger Sub, each as in full force and effect as of the date hereof.  Neither Parent nor Merger Sub is in Breach of its Governing Documents.

4.2  Authority; Parent Board Approval; No Breach.

(a)  Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated by this Agreement.  Parent, Merger Sub, the Parent board of directors and the Merger Sub board of directors have taken all action required by Law, the Governing Documents of Parent and Merger Sub and otherwise to authorize the execution, delivery and performance of this Agreement by Parent and Merger Sub.  Parent and Merger Sub have duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal and valid binding obligation of Parent and Merger Sub enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  No vote of Parent’s stockholders is required by Law, Parent’s Governing Documents or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby.

(b)  The Parent board of directors and the Merger Sub board of directors, each at meetings duly called and held prior to the execution of this Agreement, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the transactions contemplated hereby (such approvals having been made in accordance with applicable Law) and (ii) determining that the terms of the Merger are fair to and in the best interests of Parent, Merger Sub and their respective stockholders, which resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

(c)  Neither the execution and delivery of this Agreement nor the completion or performance of the transactions contemplated hereby will:  (i) Breach any provision of the Governing Documents, or any resolution adopted by the governing body, of Parent or Merger Sub; (ii) Breach any provision of, or give any Person a right to declare a default or exercise any remedy under, or accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which Parent or Merger Sub is a party or by which it is bound; (iii) result in the creation or imposition of an Encumbrance upon or in relation to any asset of Parent or Merger Sub; or (iv) assuming the Consents specified in Section 4.3 are obtained, violate or otherwise Breach, or give any Authority the right to challenge any of the transactions contemplated by this Agreement or exercise any remedy or obtain any relief under, any Law or Order applicable to Parent or Merger Sub, except in the case of clauses (ii)-(iv), any such consequences that would not, individually or in the aggregate, reasonably be expected to (x) be material to Parent and its Subsidiaries taken as a whole; (y) impair in any material respect Parent’s or Merger Sub’s ability to perform their respective obligations under this Agreement; or (z) prevent or materially delay the completion of the Merger or the other transactions contemplated by this Agreement.

4.3  Consents and Filings.  Neither Parent nor Merger Sub is required by Law, Contract or otherwise to give any notice to, make any filing with, or obtain any Consent from any Authority or other Person in connection with Parent’s or Merger Sub’s execution, delivery or performance of this Agreement, except (a) the filing of a pre-merger notification and report form by Parent under the HSR Act and the termination or expiration of the waiting period required thereunder; (b) merger control filings in the Federal Republic of Germany and the Republic of Austria; (c) the filing of the Certificate of Merger; and (d) such other notices, filings and Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (x) be material to Parent and its Subsidiaries taken as a whole; (y) impair in any material respect Parent’s or Merger Sub’s ability to perform their respective obligations under this Agreement; or (z) prevent or materially delay the completion of the Merger or the other transactions contemplated by this Agreement.

4.4  Information Supplied.   None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.5  Available Funds.  Parent has available to it all funds and sources of liquidity necessary for the payment of the Merger Consideration and to satisfy all of its obligations under this Agreement.

4.6  Brokers.  Except for UBS, neither Parent nor Merger Sub, nor any of their directors, officers, employees or agents, has employed any broker, finder or financial advisor, or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby.

4.7  Ownership of Company Common Stock.  On the date hereof, neither Parent nor Merger Sub owns any shares of Company Common Stock.  Neither Parent nor Merger Sub is or has been at any time within five years prior to the date of this Agreement an “interested shareholder” of the Company, as such term is used in Section 14-2-1110 of the GBCC.

4.8  No Other Information.  Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement.

Section 5

Covenants and Agreements

5.1  Conduct of Business.

(a)  Except as expressly provided in this Agreement (including without limitation, in Section 5.1 of the Company Disclosure Schedule) or to the extent that Parent otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), from the date of this Agreement through and including the Effective Time, the Company will, and will cause each Company Subsidiary to, operate in the Ordinary Course of Business and in material compliance with all applicable Laws and use all commercially reasonable efforts to (x) preserve intact its business organization, (y) keep available the services of its officers, employees and consultants, and (z) preserve its relationships with customers, suppliers, licensors, licensees, distributors, Authorities, creditors and others with whom it has business dealings.  In addition, and without limiting the generality of the foregoing, except as expressly provided in this Agreement (including without limitation, in Section 5.1 of the Company Disclosure Schedule) or to the extent that Parent otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), the Company will not, and will cause each Company Subsidiary to not:

(i)  amend its Governing Documents;

(ii)  (1) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by a Company Subsidiary to its parent; (2) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (3) purchase, redeem or otherwise acquire any shares of capital stock or other securities of an Acquired Company or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities required under the terms of any Contracts existing on the date of this Agreement between an Acquired Company and any director or employee of an Acquired Company (complete and accurate copies of which have been heretofore made available to Parent); or (4) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization involving an Acquired Company;

(iii)  issue, deliver, sell, grant or Encumber any shares of its capital stock or other securities (including any Voting Debt, any options, warrants or other rights to acquire such shares or other securities, and any securities convertible into or exchangeable for such shares or other securities or convertible or exchangeable securities) or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, except for issuances of Company Common Stock under the terms of Company Share Awards granted prior to the date of this Agreement or under the ESPP as set forth in Section 2.5(d);

(iv)  acquire (1) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Person or any business or division thereof or (2) any assets other than (A) purchases of inventory, materials, supplies and equipment in the Ordinary Course of Business, and (B) capital expenditures to the extent permitted under Section 5.1(a)(viii);

(v)  sell, lease, sublease, license, transfer, mortgage, pledge or otherwise dispose of or Encumber any of its properties or assets, other than (1) sales, leases, subleases, licenses, transfers, mortgages, pledges or other dispositions or Encumbrances of properties or assets under and in accordance with the terms of existing Contracts; (2) dispositions of inventory and dispositions of surplus or obsolete properties or assets in the Ordinary Course of Business; (3) Permitted Encumbrances; and (4) dispositions of up to $100,000 per transaction and $250,000 in the aggregate;

(vi)  repay any long-term or short-term indebtedness for borrowed money, incur any long-term or short-term indebtedness for borrowed money or guarantee any such long-term or short-term indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of an Acquired Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except in each case to the extent (1) set forth in Section 5.1(a)(vi) of the Company Disclosure Schedule or (2) required under the terms of any Contract by which an Acquired Company is bound as of the date of this Agreement (complete and accurate copies of which have been heretofore made available to Parent);

(vii)  make any loans, advances or capital contributions to, or investments in, any other Person, other than (1) transactions solely between or among the Acquired Companies; (2) transactions in accordance with the terms of any Contract by which an Acquired Company is bound as of the date of this Agreement (complete and accurate copies of which have been made available to Parent); (3) advances for expenses in the Ordinary Course of Business; and (4) as set forth in Section 5.1(a)(vii) of the Company Disclosure Schedule;

(viii)  make any new capital expenditure or expenditures, except to the extent set forth in Section 5.1(a)(viii) of the Company Disclosure Schedule;

(ix)  initiate any Proceeding or discharge or settle any pending or threatened Proceeding, other than (1) the initiation of collection Proceedings in the Ordinary Course of Business and (2) the discharge or settlement of a Proceeding or threatened Proceeding on terms which impose no obligations on an Acquired Company other than the payment of uninsured monetary damages of not more than $250,000;

(x)  (1) enter into, terminate, cancel, materially amend, materially extend or waive, release or assign any material right or claim under any Material Contract or any Contract that, if entered into prior to the date hereof, would be a Material Contract, other than in the Ordinary Course of Business, or (2) cancel, modify or waive any indebtedness or any other rights or claims having a value in excess of $100,000 individually or $250,000 in the aggregate or which are material to the Acquired Companies;

(xi)  transfer, assign, terminate, cancel, abandon or modify any Permits or fail to use commercially reasonable efforts to maintain any Permits as currently in effect, except for Permits that are immaterial to the operation of the Acquired Companies taken as a whole;

(xii)  fail to use all commercially reasonable efforts to maintain all insurance policies as currently in effect (or comparable replacement policies to the extent available for a similar cost) or to prevent the lapse of any such policies;

(xiii)  except to the extent required by applicable Law or under written Contracts in existence prior to the date of this Agreement (complete and accurate copies of which have been heretofore made available to Parent) or as otherwise permitted by Sections 2.5 and 5.11: (1) increase or improve in any manner the compensation, benefits or other terms or conditions of employment of, or pay any bonus to, any Company Personnel (except for any such increases or payments made in the Ordinary Course of Business to Company Personnel other than those identified in the attached Exhibit B); (2) grant any awards under any Company Plan or amend the terms or conditions of any awards which have been granted under a Company Plan; (3) establish, adopt, enter into, amend or terminate any Company Plan or other benefit or compensation plan, program, arrangement or agreement; (4) exercise any discretion to accelerate any rights or benefits, or make any material determinations, under any Company Plan; (5) materially change any actuarial or other assumptions used to calculate funding obligations under any Company Plan or change the manner in which contributions are made or the basis on which contributions are determined, except as may be required by GAAP; or (6) make any representation or commitment to, or enter into any formal or informal understanding with, any Company Personnel with respect to compensation, benefits, or terms of employment to be provided by Parent, the Surviving Corporation or any of their respective Affiliates (for the avoidance of doubt, the foregoing provisions prohibit any increase in the aggregate amount payable under the Company’s sale of business bonus program);

(xiv)  enter into, terminate, cancel, amend, extend or waive, release or assign any right or claim under any Contract (including the existing employment Contracts) with the Persons identified in the attached Exhibit B;

(xv)  transfer or license to any Person or allow to lapse or go abandoned any Material IP Rights, enter into any license agreement with any Person to obtain any Material IP Rights or commence, discharge or settle any Proceeding relating to any Material IP Rights;

(xvi)  except to the extent required by GAAP or applicable Law, make any material change in accounting methods, principles or practices;

(xvii)  take any actions or fail to take any actions that would knowingly cause, or that would reasonably be expected to cause, any Breach of the Company’s representations and warranties set forth in this Agreement at any time at or prior to the Effective Time; or

(xviii)  commit or agree to take, or authorize the taking, of any of the foregoing actions.

(b)  Except as expressly provided in this Agreement or to the extent that the Company otherwise consents in writing, from the date of this Agreement through and including the Effective Time, Parent will not, and will cause Merger Sub to not, take any actions or fail to take any actions that would cause, or that may reasonably be expected to cause, any Breach of Parent’s or Merger Sub’s representations and warranties set forth in this Agreement at any time at or prior to the Effective Time.

(c)  Nothing in this Agreement is intended to give Parent, directly or indirectly, any right to control or direct the business or operations of an Acquired Company prior to the Effective Time.

(d)  Each of the Company and Parent will promptly advise the other party in writing if (i) an event has occurred or failed to occur which, individually or in the aggregate with other events, would reasonably be expected to result in the failure to satisfy a condition to the Closing or otherwise materially delay the Closing; (ii) any of its (and, in the case of Parent, Merger Sub’s) representations or warranties set forth in this Agreement have become untrue or inaccurate in any respect; or (iii) it (and, in the case of Parent, Merger Sub) has Breached any of its obligations under this Agreement.  Notwithstanding the foregoing, no such notification under this sentence or the preceding sentence will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

5.2  No Solicitation; Change in Recommendation.

(a)  Unless and until this Agreement has been terminated in accordance with Section 7, the Company:

(i)  will, immediately after the date of this Agreement, (1) terminate any existing discussions or other activities conducted prior to the date of this Agreement in connection with any Takeover Proposal, (2) promptly inform its Representatives of the obligations undertaken in this Section 5.2, and (3) deny access to any virtual data room containing information about the Acquired Companies to all Persons other than Parent and its Representatives;

(ii)  will, within three Business Days after the date of this Agreement, request the prompt return or destruction of any confidential information previously furnished in connection with any Takeover Proposal;

(iii)  except to the extent permitted by Section 5.2(b), will not directly or indirectly (1) initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal or (2) afford access to the business, properties, assets, books or records of any Acquired Company or continue or otherwise participate in any discussions or negotiations regarding an inquiry or proposal, or furnish to any Person any information or data with respect to any inquiry or proposal, or otherwise cooperate with or take any other action to facilitate an inquiry or proposal that (A) constitutes or is reasonably likely to lead to any Takeover Proposal or (B) requires the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement;

(iv)  will not directly or indirectly amend, terminate, waive, fail to use commercially reasonable efforts to enforce, or grant any consent under any confidentiality, standstill, shareholder rights or similar agreement (other than any such agreement with Parent); and

(v)  will not submit to the vote of its shareholders any Takeover Proposal other than the Merger.

(b)  Notwithstanding Section 5.2(a)(iii), if prior to receipt of the Required Shareholder Vote the Company receives a bona fide, written Takeover Proposal that the Company did not initiate, solicit or knowingly facilitate or encourage, then the Company and its Representatives may furnish information to and participate in discussions with the Person (and its Affiliates and their respective Representatives) making the Takeover Proposal for so long as all of the following conditions are satisfied:

(i)  the information is furnished under and in accordance with a confidentiality agreement (a copy of which will be provided to Parent promptly after its execution) containing terms and conditions (1) no less restrictive than those contained in the Confidentiality Agreement (except that the agreement need not contain a standstill provision), and (2) that does not prevent the Company from complying with its obligations under this Agreement (including the disclosure obligations under Section 5.2(c));

(ii)  all non-public information furnished to the Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to the Person; and

(iii)  the Company Board determines in good faith by resolution duly adopted after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation that (1) the failure to furnish the information or participate in the discussions would reasonably be expected to result in a Breach of its fiduciary duties to the Company’s shareholders under the GBCC and (2) the Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal.

(c)  As promptly as practicable (and in any event within two Business Days) after the Company’s receipt of any Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to, any Takeover Proposal, the Company will provide oral and written notice to Parent of (i) the Takeover Proposal or inquiry, (ii) the identity of the Person submitting the Takeover Proposal or inquiry, and (iii) the material terms and conditions of the Takeover Proposal or inquiry (including any amendments or modifications thereto).  The Company will keep Parent fully informed on a current basis concerning the status of any such Takeover Proposal, including any changes to the terms and conditions thereof, and will promptly provide Parent with copies of all such Takeover Proposals (and modifications thereof) and related agreements, draft agreements and modifications thereof.

(d)  Except to the extent permitted by Section 5.2(e), the Company Board will not, directly or indirectly, (i) make a Change in Recommendation or (ii) approve or recommend (or propose publicly to approve or recommend), or permit the Company to enter into or otherwise become bound by, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement or other agreement, arrangement or understanding relating to any Takeover Proposal (other than the confidentiality agreement referred to in Section 5.2(b)).

(e)  Notwithstanding Section 5.2(d), at any time prior to obtaining the Required Shareholder Vote, the Company Board may make a Change in Recommendation in response to a Superior Proposal if all of the following conditions are satisfied:

(i)  the Superior Proposal did not result from a material Breach of this Section 5.2;

(ii)  the Company Board determines in good faith by resolution duly adopted after consultation with its outside legal counsel, that the failure to make a Change in Recommendation would reasonably be expected to violate its fiduciary duties to the Company’s shareholders under the GBCC;

(iii)  the Company Board has first provided prior written notice to Parent that it is prepared to make a Change in Recommendation in response to the Superior Proposal, and with such notice or by prior communication (1) identifies the Person making the Superior Proposal, (2) sets forth the material terms and conditions of the Superior Proposal, and (3) provides the most current version of any written agreement relating to the transaction that constitutes the Superior Proposal; and

(iv)  the Company and its Representative negotiate in good faith with Parent and its Representatives for a period of three Business Days after Parent receives the foregoing written notice, and Parent does not within that period propose to amend this Agreement to provide for terms which the Company Board determines in good faith by resolution duly adopted after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the Company’s shareholders as the Superior Proposal.

(f)  Nothing contained in Section 5.2(d) will prohibit the Company or the Company Board from (i) complying with Rule 14e-2 promulgated under the Exchange Act in respect of any Takeover Proposal, (ii) making any disclosure to the Company’s shareholders if the Company Board determines in good faith by resolution duly adopted after consultation with its outside counsel, that the failure to make the disclosure would reasonably be expected to result in a Breach of its fiduciary duties to the Company’s shareholders under the GBCC, or (iii) taking any action or making any disclosure required by applicable Law.  However, the Company Board may not, except as expressly permitted by Section 5.2(e), effect a Change in Recommendation or approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal.

(g)  The Company will cause each Company Subsidiary to, and the Company will use all commercially reasonable efforts to cause its Representatives and its Company Subsidiaries’ Representatives to, comply with this Section 5.2 as if they were the Company.  Any violation of this Section 5.2 by any Representative of the Company or any Representative of a Company Subsidiary will be deemed to be a Breach of this Section 5.2 by the Company.

(h)           For purposes of this Agreement:

(i)  “Business Combination Transaction” means a merger, consolidation, business combination, share exchange, stock purchase, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving an Acquired Company which represents, individually or in the aggregate, 15% or more of the Company’s consolidated assets.

(ii)  “Change in Recommendation” means any (1) withdrawal, modification or qualification of the Board Recommendation in any manner adverse to Parent, (2) approval or recommendation of, or taking of a neutral position or no position with respect to, a Takeover Proposal, or (3) failure to recommend the approval or adoption of this Agreement and the transactions contemplated by this Agreement.

(iii)  “Superior Proposal” means any bona fide, written proposal or offer to the Company made by a Third Party in respect of a Business Combination Transaction involving, or any transaction involving the purchase or acquisition of, (1) all or substantially all of the voting power of the Company’s capital stock or (2) all or substantially all of the consolidated assets of the Acquired Companies, which transaction the Company Board determines in good faith by resolution duly adopted after consultation with its outside counsel and a financial advisor of nationally recognized reputation, (x) involves consideration to the holders of Company Common Stock that is superior to the Merger Consideration and would be, if consummated, more favorable to the Company’s shareholders than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement) as well as any other factors deemed relevant by the Company Board and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(iv)  “Takeover Proposal” means any inquiry, proposal or offer to the Company or its shareholders in respect of (1) a Business Combination Transaction with any Third Party in which the Third Party or its shareholders immediately prior to consummation of the Business Combination Transaction would own 15% or more of the Company’s outstanding capital stock (or would acquire a controlling interest in one or more Company Subsidiaries which together hold 15% or more of the Company’s consolidated assets) immediately following the Business Combination Transaction, including the issuance by the Company (or such Company Subsidiaries) of more than 15% of any class of its voting equity securities as consideration for assets or securities of a Third Party, (2) any direct or indirect acquisition, whether by tender or exchange offer or otherwise, by any Third Party of (A) 15% or more of any class of the Company’s capital stock, (B) a controlling interest in one or more Company Subsidiaries which together hold 15% or more of the Company’s consolidated assets, or (C) 15% or more of the Company’s consolidated assets, in each case whether in a single transaction or a series of related transactions, (3) any tender offer or exchange offer involving any class of equity securities of the Company, or (4) any other transaction similar to any of the foregoing with respect to an Acquired Company resulting in an acquisition of (A) 15% or more of any class of the Company’s capital stock, (B) a controlling interest in one or more Company Subsidiaries which together hold 15% or more of the Company’s consolidated assets, or (C) 15% or more of the Company’s consolidated assets, in each case other than any transactions to be effected under this Agreement or permitted under Section 5.1.

(v)  “Third Party” means a Person other than Parent or an Affiliate of Parent.

5.3  Preparation of Proxy Statement.

(a)  As promptly as practicable after the date of this Agreement, the Company will prepare and file with the SEC the preliminary Proxy Statement.  Each of Parent and the Company will furnish such information as may reasonably be requested by the other in connection with the preparation, filing and distribution of the Proxy Statement.  The Company will use all commercially reasonable efforts to promptly respond to any comments of the SEC with respect to the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the date of this Agreement.  The Company will promptly (i) notify Parent of the receipt of any comments from the SEC or the SEC staff and of any request by the SEC or the SEC staff for amendments or supplements to the Proxy Statement or for additional information, and (ii) supply Parent with copies of all correspondence between the Company (or any of its Representatives) and the SEC or the SEC staff with respect to the Proxy Statement.

(b)  Notwithstanding Section 5.3(a), prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff, the Company (i) will provide Parent with an opportunity to review and comment on such document or response, (ii) will include in such document or response all comments reasonably proposed by Parent to the extent reasonably acceptable to the Company, and (iii) will not file or mail such document or respond to such comments prior to receiving Parent’s approval (which approval may not be unreasonably withheld, conditioned or delayed).

(c)  If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information will promptly notify the other parties hereto and, to the extent required by applicable Law, the Company will promptly file an appropriate amendment or supplement describing such information and disseminate such amendment or supplement to the Company’s shareholders.

5.4  Shareholder Meeting; Board Recommendation.  The Company will duly take all lawful action and use its commercially reasonable efforts to duly call, give notice of, convene and hold a meeting of the shareholders of the Company (the “Shareholder Meeting”) on a date as soon as reasonably practicable for the purpose of obtaining the Required Shareholder Vote with respect to the approval or adoption of this Agreement.  The Company will consult with Parent regarding the date of the Company Shareholder Meeting.  Subject to the terms of this Agreement, the Company will solicit proxies and use its commercially reasonable efforts to obtain the Required Shareholder Vote.  Subject to the terms of this Agreement, the Company Board will recommend adoption of this Agreement by the Company’s shareholders to the effect as set forth in Section 3.3(b) (the “Board Recommendation”) and, subject to Section 5.2(d), will include in the Proxy Statement the Board Recommendation and the Fairness Opinion.

5.5  Access to Information; Confidentiality.  Subject to applicable Law, the Company will (a) afford to Parent and its Representatives full and complete access (including for the purpose of coordinating integration activities and transition planning), during regular business hours upon reasonable notice, to the Acquired Companies’ employees, plants, offices, warehouses and other facilities and to all books, Contracts (subject to applicable confidentiality restrictions), commitments and records (including Tax returns and work papers relating thereto) and request the Acquired Companies’ independent public accountants to provide access to their work papers and such other information as Parent may reasonably request; (b) permit Parent to make such inspections as they may reasonably require; (c) cause the Acquired Companies’ officers to furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of the Acquired Companies as Parent may from time to time reasonably request; and (d) furnish promptly to Parent upon its request a copy of each report, schedule and other document filed or received by any Acquired Company prior to the Effective Time under the requirements of any applicable securities Laws, except that the foregoing will not require the Company to permit any inspection, or to disclose any information, that in the Company’s reasonable judgment would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company has used commercially reasonable efforts to obtain the consent of the third party to the inspection or disclosure.  All requests by Parent and its Subsidiaries for information and access hereunder will be coordinated through Edwards.  All information acquired by Parent or any of its Representatives under this Section 5.5 will be subject to the terms and conditions of the Confidentiality Agreement.  No investigation under this Section 5.5 will affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

5.6  Reasonable Efforts; Filings; Notification.

(a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to complete and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the use of all commercially reasonable efforts to (i) cause the conditions to Closing to be satisfied as promptly as practicable; (ii) obtain all necessary Consents from, and submit all necessary notices, registrations and filings with, Authorities and other Third Parties; (iii) subject to Section 5.12 (which will control over the terms of this clause (iii)), defend against any Proceedings or other actions challenging this Agreement or the completion of the Merger and the other transactions contemplated hereby (including seeking to have vacated or reversed any Order issued by an Authority); and (iv) execute and deliver such additional instruments as may be necessary to complete the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  If any state takeover statute or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board will use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement are completed as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated hereby.

(b)  Without limiting the generality of Section 5.6(a), each of the Company and Parent will (A) file with the FTC and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) the notification and report form (the “HSR Filing”) required under the HSR Act and (B) duly make all notifications and other filings required (together with the HSR Filing, the “Antitrust Filings”) under any other applicable competition, merger control, antitrust or similar Law that the parties deem advisable or appropriate, in each case with respect to the transactions contemplated by this Agreement and as promptly as practicable.  The Antitrust Filings will be in substantial compliance with the requirements of the HSR Act or other Laws, as applicable, and the parties will use all commercially reasonable efforts to (i) cooperate with each other to the extent reasonably necessary to prepare and make such filings and notifications and, if requested, promptly amend or furnish additional information thereunder; (ii) respond promptly to all inquiries and requests received from an Authority in connection with such filings and notifications; and (iii) facilitate the earliest possible termination of all waiting periods and the earliest possible granting of all required Consents in connection with such filings and notifications.

(c)  In furtherance, and not in limitation, of the parties’ agreements in this Section 5.6, if any objections are asserted under the HSR Act or any other similar Laws concerning the Merger, or if any Proceeding is instituted (or threatened to be instituted) by any Authority or Third Party challenging any of the transactions contemplated by this Agreement or which would otherwise prohibit or materially impair or materially delay the completion of the Merger, then Parent and the Company will each use all commercially reasonable efforts to resolve any such objections or suits so as to permit completion of the Merger.  However, notwithstanding anything to the contrary in this Agreement, (i) the Company will not, without Parent’s prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow any of the Company Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters), and the Company will commit to, and will use all commercially reasonable efforts to effect (and will cause each of the Company Subsidiaries to commit to and use all commercially reasonable efforts to effect), any such divestitures, licenses, hold separate arrangements or similar matters as Parent may request, but solely if such divestitures, licenses, hold separate arrangements or similar matters are contingent upon completion of the Merger; and (ii) neither Parent nor any of the Parent Subsidiaries will be required to agree (with respect to (1) Parent or the Parent Subsidiaries or (2) the Company or the Company Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices.

(d)  Each of the Company and Parent will, subject to applicable Law and except as prohibited by any applicable representative of any applicable Authority: (i) promptly notify the other party of any written or oral communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Authority relating to this Agreement or the Merger, and permit the other party to review and discuss in advance any proposed written or oral communication to any of the foregoing; (ii) not agree to participate in any meeting or discussion with any Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and written communications between them and its Affiliates and their respective Representatives, on the one hand, and any Authority or members or their respective staffs, on the other hand, with respect to this Agreement and the Merger, except that a party may designate certain documents or portions thereof as “outside antitrust counsel only.”

5.7  Public Announcements.  The initial public announcement of this Agreement will be a joint press release in the form heretofore agreed between the parties.  Thereafter, Parent and the Company will consult and cooperate with each other in good faith regarding any further press releases or other public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law (including the rules and regulations of the NYSE and NASDAQ), in which case the party proposing to issue such press release or other public statement will use all reasonable efforts to give as much advance notice to the other party as possible and to consult in good faith with the other party before issuing such press release or other public statement.

5.8  Indemnification and Insurance.

(a)  Parent and the Surviving Corporation jointly and severally agree that all rights to indemnification and advancement of expenses for acts or omissions occurring prior to the Effective Time (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) now existing in favor of the Company’s current and former directors and officers (each an “Indemnified Party”) as provided in the Company’s Governing Documents, and in any indemnification agreements with the Indemnified Parties, will survive the Merger and will thereafter continue in full force and effect in accordance with their terms.  Parent and the Surviving Corporation jointly and severally will advance expenses to and indemnify the Indemnified Parties to the same extent as the Indemnified Parties currently are entitled to advancement of expenses and indemnification.

(b)  Prior to the Effective Time, the Company will purchase the six year extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy and the Company’s existing employee benefit plan fiduciary liability insurance policy, which endorsements provide six years of coverage with respect to claims arising from facts or events that occurred at or prior to the Effective Time for those persons who are currently covered by such policies on terms no less favorable than the terms of such policies, except that the aggregate cost of the endorsements may not, without the Parent’s prior written consent, exceed 200% of the aggregate annual premiums for such policies.

(c)  The provisions of this Section 5.8 are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

(d)  The rights of the Indemnified Parties and their heirs and legal representatives under this Section 5.8 are in addition to any rights the Indemnified Parties may have under any of the Company’s articles of incorporation or bylaws, under any indemnification agreement between the Company and such Indemnified Person, or under any other applicable Laws.  From and after the Effective Time, the Surviving Corporation’s articles of incorporation and bylaws will contain provisions no less favorable with respect to indemnification of, advancement of expenses for and exculpation of the Indemnified Parties than the provisions currently set forth in the Company’s articles of incorporation and bylaws.  Each indemnification agreement between the Company and an Indemnified Party as in effect on the date hereof will survive the Merger and continue in full force and effect in accordance with its terms.

(e)  The obligations of Parent and the Surviving Corporation under this Section 5.8 may not be terminated or modified in a manner as to adversely affect any Indemnified Party to whom this Section 5.8 applies without the consent of the affected Indemnified Party.  In the event that either Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or a substantially all of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors and assigns or transferees assume the obligations set forth in this Section 5.8.

5.9  Fees and Expenses.  Except as otherwise provided in Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expense, whether or not the Merger is consummated.

5.10  Taxes.

(a)  From the date of this Agreement until the Effective Time, the Company will not, and will cause each Company Subsidiary to not: (i) make any material Tax election that could have a continuing effect on an Acquired Company after the Effective Time; (ii) consent to any claim or assessment relating to any material Taxes or any waiver of the statute of limitations for any such claim or assessment; (iii) settle or compromise any material Tax Liability or refund; (iv) change or adopt a Tax accounting method or file any amended Tax Return without Parent’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed).

(b)  From the date of this Agreement until the Effective Time, the Company will, and will cause each Company Subsidiary to: (i) accrue a Liability in its books and records and financial statements in accordance with GAAP for Taxes payable by the an Acquired Company for which no 2006 Tax Return has yet been filed; (ii) promptly notify Parent of any Tax Proceedings initiated against an Acquired Company where an adverse determination could result in a material Tax Liability or materially and adversely affect the Tax attributes of an Acquired Company; and (iii) provide Parent with copies of any income Tax Return that an Acquired Company is required to file or elects to file prior to the Effective Time.

(c)  If reasonably requested by Parent, the Company will, and will cause each Company Subsidiary to, deliver to Parent at the Closing such documentation as is reasonably necessary to make or permit to be made one or more elections pursuant to treasury regulation section 301.7701-3(c) (or any other similar applicable Law) to have a Company Subsidiary classified other than as an association taxable as a corporation for Tax purposes for any taxable period or portion thereof ending on or prior to the Effective Time.

5.11  Benefits and Employment.

(a)  The Company will, not later than the Effective Time, cause to be delivered to Parent by each individual who is acting as a trustee of any Company Plan a resignation of his or her trusteeship, to be effective upon the Effective Time.

(b)  Notwithstanding any contrary provision of this Agreement, the Company will, prior to the Effective Time, amend each Company Plan and each Non-U.S. Company Plan set forth in Section5.11 of the Company Disclosure Schedule (the “Old Plans”) to terminate such plan immediately prior to the Effective Time and to terminate each group insurance policy and administrative services agreement related to such plan effective upon its termination, subject to such provisions relating to the payment of claims incurred and contributions accrued prior to the Effective Time.  Any Company Plan or Non-U.S. Company Plan that is not an Old Plan will by operation of law be assumed by Surviving Corporation as of the Effective Date.  Any vacation time accrued under the Company’s vacation policy as of the Effective Time will be carried over and credited to the applicable Company Personnel on and after the Effective Time.

(c)  For purposes of satisfying the eligibility, participation and vesting  requirements under the employee benefit plans of Parent and its Affiliates providing benefits to any Company Personnel after the Effective Time that are similar or comparable to the Old Plans, (the “New Plans”), each Company Personnel will receive credit for his or her service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Affiliates have given credit for prior service), to the same extent as such Company Personnel was entitled, before the Effective Time, to credit for such service under any similar or comparable Company Plans (except to the extent such credit would not have been taken into account under a New Plan had it been service for Parent).  Service with the Company will not be required to be taken into account in determining the benefits accrued or the amount of employer subsidy under any New Plan.

(d)  As of the Effective Time, each Company Personnel will be eligible to participate, without any waiting period, in each New Plan, to the extent the Company Personnel was participant in the corresponding Old Plan immediately prior to the Effective Time.

(e)  For purposes of each New Plan that provides medical, dental, pharmaceutical or vision benefits to any Company Personnel, Parent will cause

(i)  all pre-existing condition exclusions and actively-at-work requirements of the New Plan to be waived for the Company Personnel and his or her covered dependents to the extent that the exclusions and requirements would not have applied to that person under the corresponding Old Plan; and

(ii)  any eligible expenses incurred by the Company Personnel and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date the Company Personnel’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to the Company Personnel and his or her covered dependents for the applicable plan year as if those amounts had been paid in accordance with the New Plan to the extent that the eligible expenses would have been so taken into account under the corresponding Old Plan for that plan year.

(f)  Parent will cause each New Plan providing health or dependent care flexible spending account benefits to any Company Personnel to take into account for each Employee as of the Effective Time, the elections, claims, contributions and payments made with respect to such Company Personnel under the corresponding Old Plan providing health or dependent care spending account benefits.

(g)  Prior to the Effective Time, the compensation committee of the Company Board will determine, and may provide for the payment of (either at, prior to or after the Effective Time), annual bonuses for the 2007 plan year under the Company’s Annual Executive Performance Bonus Plan and the Company’s Pay for Performance Bonus Plan (the “Bonus Plans”), in each case based solely upon applicable performance for 2007 and calculated in accordance with past practice and the applicable bonus formulae communicated prior to the date of this Agreement to the participants thereunder, except that the performance determination may be made for a period of less than the full calendar year (and annualized for the full year) in the event the Effective Time occurs prior to January 1, 2008, but the bonus based on such determination will be prorated to take into account that it is based on less than a full year.  Company performance in respect of calculations made under the Bonus Plans and Company Plans for calendar year 2007 will be calculated without taking into account, and will be adjusted to exclude, any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred.  Parent and its Affiliates will honor the Company’s obligations pursuant to the Bonus Plans.  If a participant in a Bonus Plan becomes entitled to a bonus under a corresponding bonus plan of Parent or its affiliate for 2007, such corresponding plan will take into account any benefit provided to the participant under such Bonus Plan.

(h)  At the Effective Time, the Company may make payments under its sale of business bonus program subject to the limitations on the maximum amount payable thereunder as set forth in Section 3.13(h) of the Company Disclosure Schedule.

(i)  The Company may amend the Microtek Medical Holdings, Inc. 401(k) Plan to provide that in the event the Effective Time does not coincide with the first day of a calendar quarter, the Company may make an employer matching contribution under the plan for the period beginning on first day of the calendar quarter in which the Effective Time occurs and ending at the Effective Time.

5.12  Shareholder Proceedings.  The Company will keep Parent reasonably apprised of all important developments relating to, and consult with Parent with respect to, any Proceedings by a Company shareholder (including derivative claims) relating to the transactions contemplated by this Agreement, and, subject to applicable Law, will use reasonable efforts to defend against any such Proceedings.  Parent and Merger Sub may participate in (but not control) the defense of any such Proceedings, and, subject to applicable Law, the Company will reasonably cooperate with Parent and Merger Sub to defend against any such Proceedings.  Notwithstanding the foregoing, the Company may not settle or offer to settle any such Proceedings without the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed).

Section 6

Conditions to Closing

6.1  Conditions to Each Party’s Obligations.  The respective obligation of each party to complete the Merger is subject to the satisfaction or waiver (to the extent permitted by Law) of the following conditions precedent:

(a)  the Company will have obtained the Required Shareholder Vote in accordance with the GBCC;

(b)  any applicable waiting period under the HSR Act relating to the Merger will have expired or been terminated and all authorizations and Orders of, declarations and filings with, and notices to the competition Authorities of Germany and Austria required to permit the consummation of the Merger will have been obtained or made and will be in full force and effect; and

(c)  no Law or Order will be in effect prohibiting completion of the Merger (a “Legal Restraint”).

6.2  Conditions to Parent’s and Merger Sub’s Obligations.  The obligations of Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver (in the sole discretion of Parent and Merger Sub) of each of the following conditions precedent:

(a)  the representations and warranties of the Company set forth in Sections 3.2(a) through (c), 3.3(a) through (c), 3.3(f), 3.3(g) and 3.22 will be accurate in all respects (except in each case for inaccuracies that are de minimis in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without taking into account any disclosures of discoveries, events or occurrences arising on or after the date hereof), except that representations or warranties which expressly relate to an earlier date need only have been accurate as of that earlier date;

(b)  the representations and warranties of the Company set forth in this Agreement, excluding those covered by Section 6.2(a), will be accurate in all respects (determined in each case without giving effect to any materiality or Company Material Adverse Effect qualifications therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without taking into account any disclosures of discoveries, events or occurrences arising on or after the date hereof), except (i) for inaccuracies that have not had and would not reasonably be expected to have a Company Material Adverse Effect; and (ii) that representations or warranties which expressly refer to an earlier date need only have been accurate as of that earlier date;

(c)  the Company will have performed in all material respects each of the obligations it is required to perform at or prior to the Closing Date;

(d)  no Company Material Adverse Effect will have occurred after the date of this Agreement;

(e)  Parent will have received a certificate signed on the Company’s behalf by the Company’s Chief Executive Officer and Chief Financial Officer stating that each of the conditions set forth in Sections 6.2(a), 6.2(b), 6.2(c) and 6.2(d) have been satisfied; and

(f)  no Proceeding brought by an Authority will be pending or threatened (i) seeking to prevent or delay completion of the Merger; (ii) asserting the illegality or unenforceability of the Merger or any provision of this Agreement; (iii) seeking to prohibit or impose any limitations on Parent’s or Merger Sub’s direct or indirect (whether through one ore more Subsidiaries or otherwise) ownership or operation of an Acquired Company or any portion of an Acquired Company’s business or assets, or to compel any such Person to dispose of or hold separate any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries; (iv) seeking to limit the right of Parent, Merger Sub or any of their Affiliates to acquire or hold, or exercise full rights of ownership of, any Company Common Stock; (v) seeking to prohibit Parent or any of its Affiliates from effectively controlling the business or operations of an Acquired Company; or (vi) which otherwise would reasonably be expected to have a Company Material Adverse Effect.

6.3  Conditions to the Company’s Obligation.  The obligation of the Company to complete the Merger is subject to the satisfaction or waiver (in the sole discretion of the Company) of each of the following conditions precedent:

(a)  the representations and warranties of Parent and Merger Sub contained in this Agreement that are (i) qualified as to materiality or by reference to a Parent Material Adverse Effect will be accurate in all respects or (ii) not so qualified will be accurate in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without taking into account any disclosures of discoveries, events or occurrences arising on or after the date hereof), except that any such representations or warranties which expressly refer to an earlier date need only have been accurate as of that earlier date;

(b)  Parent and Merger Sub will have performed in all material respects each of the obligations they are required to perform at or prior to the Closing; and

(c)  the Company will have received a certificate signed on behalf of Parent by an authorized executive officer of Parent stating that each of the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

Section 7

Termination

7.1  Termination.  This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time:

(a)  by the mutual written consent of Parent and the Company;

(b)  by either Parent or the Company if:

(i)  the Merger has not been completed on or before February 1, 2008, except that this termination right may not be exercised by a party if that party is then in Breach of this Agreement and the Breach has prevented the Merger from being completed on or before that date;

(ii)  a Legal Restraint having the effect set forth in Section 6.1(c) is in effect and has become final and not subject to further appeal; or

(iii)  at the Shareholder Meeting (including any adjournment or postponement thereof), the Required Shareholder Approval has not been obtained, except that the right to terminate the Agreement under this Section 7.1(c)(iii) will not be available to the Company if it has not complied with its obligations under Section 5.2 (other than in any immaterial respect).

(c)  by Parent if:

(i)  whether or not permitted under this Agreement, (1) a Change in Recommendation has occurred; (2) the Company Board fails publicly to reconfirm its approval, declaration of advisability and recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within five Business Days following Parent’s request for reconfirmation; or (3) the Company Board resolves to take any of the foregoing actions;

(ii)  the Company has Breached in any material respect any of its obligations under Section 5.2; or

(iii)  the Company is in Breach of this Agreement, the Breach would result in the failure to satisfy one or more of the conditions set forth in Sections 6.1 or 6.2, and in any such case, the Breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice thereof has been delivered to the Company.

(d)  by the Company if:

(i)  Parent is in Breach of this Agreement, the Breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.1 or 6.3, and in any such case, the Breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice thereof has been delivered to Parent; or

(ii)  the Company Board authorizes the Company, subject to complying with Section 5.2, to enter into a definitive agreement providing for the implementation of a Superior Proposal, and the Company, prior to or concurrently with the termination of this Agreement, pays the Termination Fee to Parent.

7.2  Obligations Upon Termination.

(a)  The right of termination under Section 7.1 is in addition to any other rights that Parent, Merger Sub or the Company may have under this Agreement or otherwise, and the exercise of a right of termination will not constitute an election of remedies and will not preclude an action for damages resulting from a Breach of this Agreement.  If this Agreement is terminated, all continuing obligations of the parties under this Agreement will terminate, except that the penultimate sentence of Section 5.5 (Access to Information; Confidentiality), Section 5.9 (fees and expenses), this Section 7.2 and Section 8 (miscellaneous provisions) will survive indefinitely unless sooner modified or terminated in writing by the parties.  Notwithstanding the second preceding sentence, the parties agree that the amounts payable upon the occurrence of the events specified clauses (i) through (iii) of Section 7.2(b) will be the sole and exclusive remedy of the Parent and Merger Sub upon termination of the Agreement arising from the occurrence of such events.

(b)  Notwithstanding Section 5.9, the Company will pay to Parent a fee of $9,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by Parent if:

(i)  this Agreement is terminated by the Company under Section 7.1(d)(ii), with the Termination Fee due and payable prior to or concurrently with the date of termination;

(ii)  this Agreement is terminated by Parent under Section 7.1(c)(i) or Section 7.1(c)(ii), with the Termination Fee due and payable in each case within one Business Day after the date of termination; or

(iii)  (1) this Agreement is terminated by Parent or the Company under Section 7.1(b)(i) or Section 7.1(b)(iii), or by Parent under 7.1(c)(iii), (2)a Takeover Proposal is publicly made and not withdrawn prior to the date of termination, and (3)within one year after termination either the Company enters into a definitive agreement with respect to a Takeover Proposal or a Takeover Proposal is consummated, then the Termination Fee will be due and payable within one Business Day following the earlier of the date on which the Company enters into such a definitive agreement or such date on which the Takeover Proposal is consummated.

(c)  The Company acknowledges that the agreements contained in Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.  If the Company fails to pay the Termination Fee when due, the Termination Fee will be deemed to include the costs and expenses incurred by Parent (including all fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.2, together with interest on the unpaid Termination Fee, beginning on the date that the Termination Fee became due and continuing thereafter until paid in full, at a rate equal to the prime rate of Citibank N.A. (as in effect on the date payment was required to be made) plus 1%.

Section 8

Miscellaneous Provisions

8.1  Interpretation and Usage.  In this Agreement, unless there is a clear contrary intention: (a) when a reference is made to an article, a section, an exhibit or a schedule, such reference is to an article, a section, an exhibit or a schedule of or to this Agreement; (b) the singular includes the plural and vice versa; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (e)“hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular article, section or other provision of this Agreement; (f)“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (g)“or” is used in the inclusive sense of “and/or”; (h) references to agreements, documents or instruments will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; (i) a statement that documents have been “made available” to Parent means that the documents were either delivered to Parent or posted on the Merrill Corporation data site established by the Company in connection with the Merger; and (j) the disclosure of any matter in the Company Disclosure Schedules will not be construed (from the perspective of either the Company or Parent) as (1) indicating that such matter is required to be disclosed therein, as some matters disclosed in the Company Disclosure Schedules are provided for informational purposes only (provided that all matters required to be disclosed by the express terms of the Agreement are disclosed herein), or (2) an admission or determination that such matter is “material” with respect to the Company, has or would reasonably be expected to have a Company Material Adverse Effect, or arose other than in the Ordinary Course of Business.  All accounting terms used in this Agreement will be interpreted and all accounting determinations will be made in accordance with GAAP.  The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience of the parties only and will not constitute a part hereof.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

8.2  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time.  This Section 8.2 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.  Without limiting the foregoing, this Section 8, Section 2, Section 5.8, Section 5.9 and Section 5.11 will survive the Effective Time.

8.3  Amendment and Modification.  Subject to applicable Law, this Agreement may be amended or modified from time to time prior to the Effective Time, with respect to any of the terms contained herein, except that all such amendments and modifications must be set forth in a writing duly executed by Parent, Merger Sub and the Company, by action duly authorized by their respective board of directors.

8.4  Waiver of Compliance; Consents.  Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder.  Whenever this Agreement requires or permits the Consent by or on behalf of a party, such Consent must be given in writing in the same manner as for waivers of compliance.

8.5  No Third Party Beneficiaries.  Except for the rights granted to the Indemnified Parties under this Agreement, nothing herein will entitle any Person (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

8.6  Notices.  All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective:  (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (c) on the date of transmission, if sent by facsimile; or (d) on the date of requested delivery if sent by a recognized overnight courier:

If to the Company, to:                          Microtek Medical Holdings, Inc.
13000 Deerfield Parkway
Suite 300
Alpharetta, Georgia 30004
Attention: President
Fax: (678) 896-4208

With a copy to:                                    Arnall Golden Gregory LLP
171 17th Street NW, Suite 2100
Atlanta, Georgia 30063-1031
Attn: Stephen D. Fox, Esq.
Fax: (404) 873-8529

or to such other person or address as the Company may furnish to Parent in writing in accordance with this Section 8.6.

If to Parent, to:                                     Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102-1390
Attention: Executive Vice President, Industrial Sector
Fax:  (651) 293-2573

With a copy to:                                    Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102-1390
Attention: General Counsel
Fax:  (651) 293-2573

or to such other person or address as Parent may furnish to the Company in writing in accordance with this Section 8.6.

8.7  Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, except that Parent may assign this Agreement, in whole or in any part and from time to time, to any Subsidiary or other Affiliate of Parent provided Parent remains bound by this Agreement.

8.8  Governing Law and Venue.

(a)  This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Delaware (without regard to the laws of conflict that might otherwise apply) as to all matters (other than with respect to matters governed by the GBCC), including matters of validity, construction, effect, performance and remedies.

(b)  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware in respect of all matters arising out of or relating to this Agreement the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding will be heard and determined exclusively in such a Delaware State or Federal court.  The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by law will be valid and sufficient service thereof.

8.9  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Facsimile transmission of any signed original document and retransmission of any signed facsimile transmission will be deemed the same as delivery of an original.  At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

8.10  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are Breached.  Therefore, each party (a) hereby waives, in any action for specific performance, the defense of adequacy of a remedy at law and any requirement for the posting of any bond or other security in connection with any such remedy; and (b) agrees that the other parties will be entitled to specific performance of this Agreement in any Proceeding initiated to enforce the terms hereof, including the issuance of an Order or Orders to prevent or restrain any actual or threatened Breach of this Agreement, in each case without any requirement to post any bond or provide other security.  The remedy of specific performance will be in addition to any other remedy or remedies to which the other parties may be entitled at law or in equity.

8.11  Entire Agreement.  This Agreement, including the annexes, exhibits and schedules hereto, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and the understandings between the parties with respect to such subject matter, other than the Confidentiality Agreement.  No discussions regarding, or exchange of drafts or comments in connection with, the transactions contemplated herein will constitute an agreement among the parties hereto.  Any agreement among the parties will exist only when the parties have fully executed and delivered this Agreement.

8.12  Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.13  WAIVER OF JURY TRIAL.  THE PARTIES WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE MAKING, PERFORMANCE OR INTERPRETATION THEREOF, INCLUDING FRAUDULENT INDUCEMENT THEREOF.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:	MERGER SUB:

ECOLAB INC., a Delaware corporation	MAGIC ACQUISITION INC., a Georgia
corporation

By: /s/ Douglas M. Baker, Jr.	By: /s/ Timothy P. Mulhere
Name: Douglas M. Baker, Jr.	Name: Timothy P. Mulhere
Title: Chairman, President & CEO	Title: President

THE COMPANY:

MICROTEK MEDICAL HOLDINGS, INC., a Georgia corporation

By: /s/ Dan R. Lee
Name: Dan R. Lee
Title: President & CEO

EXHIBIT A
DEFINITIONS

“Acquired Companies” means the Company and the Company Subsidiaries.

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” is defined in the Preamble.

“Antitrust Division” is defined in Section 5.6(b).

“Antitrust Filings” is defined in Section 5.6(b).

“Authority” means any U.S. or non-U.S. federal, state, provincial, local or other governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other similar authority.  For the avoidance of doubt, this term includes the NYSE and NASDAQ.

“Board Recommendation” is defined in Section 5.4.

“Bonus Plans” is defined in Section 5.11(g).

“Breach” means (a) with respect to any Contract, any breach of or inaccuracy in any express or implied representation or warranty given in connection with the Contract, any breach of or failure to perform or comply with any express or implied covenant or obligation in connection with the Contract, or the occurrence of any default or event of default, however defined, in connection with the Contract, (b) with respect to any Law or Order (including any Permit), any violation or other failure to comply with any obligation or restriction contained in or imposed by the Law or Order (including any Permit), or (c) with respect to any of the foregoing, any event which with the passing of time or the giving of notice, or both, would constitute a Breach of the Contract, Law or Order (including any Permit).

“Business Combination Transaction” is defined in Section 5.2(g)(i).

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Atlanta, Georgia are permitted or required to be closed.

“Certificate of Merger” is defined in Section 1.2(b).

“Change in Recommendation” is defined in Section 5.2(g)(ii).

“Closing” is defined in Section 1.2(a).

“Closing Date” is defined in Section 1.2(a).

“Code” means the Internal Revenue Code of 1986.

“Company” is defined in the first paragraph of this Agreement.

“Company Non-U.S. Plan” means a Company Plan maintained outside of the United States primarily for the benefit of Company Personnel working outside of the United States.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means shares of common stock, $.001 par value per share, of the Company.

“Company Disclosure Schedule” is defined in the preamble to Section 3.

“Company Material Adverse Effect” means any change, effect, event, violation, inaccuracy, circumstance or condition (whether considered individually or in the aggregate with other changes, effects, events, circumstances or conditions) that (a) has had or would reasonably be expected to have a material adverse effect on the business, operations, results of operations, assets, properties, Liabilities or financial condition of the Acquired Companies taken as a whole, or (b) materially impedes or delays, or is reasonably likely to materially impede or delay, the consummation of the transaction contemplated by this Agreement, except that none of the following will be considered (either alone or in combination) in determining whether a Company Material Adverse Effect has occurred: (i) general changes in the United States, European Union or global economic, financial market or regulatory conditions (except to the extent that such developments have a disproportionate effect on the Acquired Companies), (ii) general changes in the healthcare market (except to the extent that such changes have a disproportionate effect on the Acquired Companies), (iii) any action or inaction by an Acquired Company that Parent approves or consents to in writing or which is taken or not taken in compliance with or in performance of this Agreement, (iv) the announcement or existence of this Agreement and the transactions contemplated hereby, (v) changes in any laws or applicable accounting regulations or principles (except to the extent that such changes have a disproportionate effect on the Acquired Companies), (vi) any change, in and of itself, in the price or trading volume of Company Common Shares, or (vii) the failure of the Company to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself, it being agreed that the facts or occurrences resulting in the effects referred to in clause (vi) and (vii) will be taken into account in determining whether there has been a Company Material Adverse Effect, unless such facts or occurrences are otherwise excluded from such determination.

“Company Non-U.S. Plans” is defined in Section 3.13(a).

“Company Personnel” means any current or former director, officer, employee or independent contractor of an Acquired Company or any of their ERISA Affiliates or any former direct or indirect Subsidiary of an Acquired Company or any of their ERISA Affiliates.

“Company Plan” means any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or agreement (whether or not subject to ERISA) which is maintained, contributed to or required to be maintained or contributed to by the Company or any ERISA Affiliate, in each case providing benefits to any Company Personnel.

“Company Real Property” is defined in Section 3.14(b).

“Company Restricted Shares” is defined in Section 2.5(b).

“Company SEC Documents” is defined in Section 3.5(a).

“Company Share Awards” is defined in Section 3.2(c).

“Company Share Plans” is defined in Section 3.2(b).

“Company Stock Option” is defined in Section 2.5(a).

“Company Subsidiary” means a Subsidiary of the Company.

“Consent” means any consent, approval, ratification, waiver or other authorization.

“Confidentiality Agreement” means the confidential disclosure agreement, dated as of April 5, 2007, between Parent and the Company.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Subsidiaries.

“Copyright” means any registered or unregistered writing or other work of authorship.

“Dissenting Shares” is defined in Section 2.4(a).

“Edwards” is defined in Section 3.3(b).

“Effective Time” is defined in Section 1.2(b).

“Encumbrance” means, with respect to any asset or security, any mortgage, deed of trust, lien, pledge, charge, security interest, conditional sale or other security arrangement, collateral assignment, adverse claim of title, ownership or right to use, restriction, right of first refusal or offer or other encumbrance of any kind in respect of such asset or security.

“Environment” means soil, land surface or subsurface strata, surface water, ground water, drinking water supplies, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” means any Law, Permit or Order relating to the pollution, contamination, protection or clean-up of the Environment or to human health and safety, including any Law, Permit or Order that requires record-keeping, notification or reporting of matters relating to the Environment.

“Environmental Liabilities” means all Liabilities, costs, expenses, penalties, fines, damages or other payment or performance obligations relating to the Environment, whether direct or indirect, and whether arising under an Environmental Law or based on Contract, contribution, negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory, including any (a) cleanup, removal, corrective, containment or other remediation or response actions or (b) actual or alleged Breach of any Environmental Law by any Person, whether or not such Breach involves the Company Real Property or the Former Company Real Property.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with an Acquired Company, is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Plans” is defined in Section 3.13(b).

“ESPP” is defined in Section 2.5(d).

“Exchange Act” means the Securities Exchange Act of 1934.

“Fairness Opinion” is defined in Section 3.3(b).

“FDA” means the United States Food and Drug Administration.

“Former Company Real Property” means any real property, other than the Company Real Property, that the Company or any current or former Company Subsidiary has ever owned, leased, controlled or occupied.

“FTC” means the United States Federal Trade Commission.

“Fund” is defined in Section 2.2(a).

“GAAP” means accounting principles generally accepted in the United States.

“GBCC” is defined in Recital A.

“Governing Documents” means, with respect to a specified Person, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Filing” is defined in Section 5.6(b).

“Hazardous Material” means any liquid, solid or gaseous substance of any kind or nature that is regulated under any Environmental Law, including petroleum products and by-products, asbestos and asbestos-containing materials, medical and infectious wastes, urea formaldehyde, polychlorinated byphenyls, radon gas, radioactive substances and chlorofluorocarbons and other ozone-depleting substances.

“Indemnified Party” is defined in Section 5.8(a).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license and whether registered or unregistered, including all (a) Marks, Patents and Copyrights; (b) confidential and/or proprietary information, trade secrets and know-how, including customer lists, customer data, technical information, plans, drawings, designs, formulae, process technology, manuals, data, records, procedures, product packaging instructions, product specifications and formulations, analytical methods, sources and specifications for raw materials, health and safety information, environmental compliance and regulatory information, research and development records, data and reports  (collectively, “Proprietary Information”), (c) software, including data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation; and (d) claims, causes of action and defenses relating to the enforcement of any of the forgoing.

“IRS” means the United States Internal Revenue Service.

“knowledge” means, with respect to the Company, the knowledge of any one or more of the Persons identified on the attached Exhibit B, and includes for each both the actual knowledge of that Person and the knowledge that Person would reasonably be expected to obtain in the course of preparing the Company Disclosure Schedule.

“Latest Company Balance Sheet” means the consolidated balance sheet included in the most recent Company SEC Documents.

“Law” means any federal, state, provincial, local, municipal or other law, statute, constitution, principle of common law, ordinance, code, permit, rule, regulation, policy, guideline, ruling, Order or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Authority.

“Lease” is defined in Section 3.14(b).

“Leased Real Property” is defined in Section 3.14(b).

“Legal Restraint” is defined in Section 6.1(c).

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Mark” means any registered or unregistered trademark, service mark, trade name, product name, d/b/a, certification mark, Internet domain name, uniform resource locator, slogan, logo, symbol, trade dress or other indicia of origin, in each case together with the associated goodwill.

“Material Contract” is defined in Section 3.17(a).

“Material IP” is defined in Section 3.15(b).

“Merger” is defined in Recital A.

“Merger Consideration” is defined in Section 2.1(a)(i).

“Merger Sub” is defined in the first paragraph of this Agreement.

“NASDAQ” means the NASDAQ Stock Market, Inc.

“New Plans” is defined in Section 5.11(c).

“NYSE” means the New York Stock Exchange LLC.

“Old Plan” is defined in Section 5.11(b).

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Authority or arbitrator.

“Ordinary Course of Business” means, with respect to a specified Person, action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of such Person’s normal operations, (b) does not require authorization by such Person’s partners, board of directors, equity holders, trustees, beneficiaries or other Persons acting in a similar capacity and does not require any other separate or special authorization, and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of normal operations of other Persons in the same line of business as such Person.

“Owned Real Property” is defined in Section 3.14(a).

“Parent” is defined in the first paragraph of this Agreement.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

“Parent Subsidiary” means a Subsidiary of Parent.

“Patent” means any patent, patent application (including any reissue, division, continuation-in-part or extension), invention or discovery that may be patentable and any improvements thereto.

“Paying Agent” is defined in Section 2.2(a).

“Permit” means any Consent, license, registration, variance or permit issued, granted, given or otherwise made available by or under the authority of any Authority or under any Law.

“Permitted Encumbrance” means any Encumbrance (a) for Taxes not yet due and payable or which currently are being contested in good faith by appropriate Proceedings, (b) for mechanics’, carriers’, workmen’s, repairmen’s or other like liens (inchoate or otherwise) arising or incurred in the Ordinary Course of Business in respect of obligations which are not overdue; (b) that does not materially detract from the value of affected property; (c) that does not materially interfere with the relevant Acquired Company’s current or currently projected uses of the affected property at full capacity; or (d) the lien securing the Company’s revolving credit facility described in the Company SEC Documents.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity (including any Authority).

“Proceeding” means any action, arbitration, audit, hearing, investigation, inquiry, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Authority or arbitrator.

“Proxy Statement” means the proxy or information statement which is delivered to the Company’s shareholders in connection with the Shareholder Meeting, together with any amendments or supplements thereto.

“Release” means any spill, emission, discharge, leak, escape, injection, deposit, disposal, dispersal, leach, migration or other release or threatened release, however defined and whether intentional or unintentional, of any Hazardous Material into or within the Environment.

“Representative” means, with respect to any Person, any director, manager, partner, officer or employee of that Person or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of that Person.

“Required Shareholder Vote” is defined in Section 3.3(a).

“Rights” is defined in Section 3.3(g).

“Rights Agreement” is defined in Section 3.3(g).

“Securities Act” means the Securities Act of 1933.

“SEC” means the United States Securities and Exchange Commission.

“Shareholder Meeting” is defined in Section 5.4.

“Software” means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“SOX” means the Sarbanes-Oxley Act of 2002.

“Stockholder Vote Option” is defined in Section 5.4.

“Subsidiary” means, with respect to a specified Person, any other Person in which more than 50% of the securities or other ownership interests having the power to (a) elect a majority of the other Person’s board of directors or other governing body or (b) otherwise direct the business and policies of the other Person, are owned or controlled, directly or indirectly, by (x) the  specified Person, (y) the specified Person and one or more Subsidiaries of the specified Person, or (z) one or more Subsidiaries of the specified Person.

“Superior Proposal” is defined in Section 5.2(g)(iii).

“Surviving Corporation” is defined in Section 1.1.

“Takeover Proposal” is defined in Section 5.2(g)(iv).

“Takeover Statute” is defined in Section 3.3(f).

“Tax” means (a) any income, gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), Environmental (including taxes under Code Section 59A), windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever (including, for the avoidance of doubt, any amounts owed to any Authority or other Person in respect of unclaimed property or escheat laws) and any interest, penalty, addition to tax or additional amount, whether disputed or not, thereon imposed, assessed or collected by or under the authority of any Authority responsible for the imposition of such tax, (b) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a party to a tax sharing agreement, a transferee of or successor to any Person,  or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, statement, declaration, report, estimate, notice, form, schedule or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) relating to Taxes.

“Termination Fee” is defined in Section 7.2(b).

“Third Party” is defined in Section 5.2(g)(v).

“Voting Debt” means, with respect to a particular Person, any bonds, debentures, notes or other forms of indebtedness having the right to vote (or convertible into securities having the right to vote) on any matter on which a shareholder of such Person may vote.

EXHIBIT B

PERSONS WITH KNOWLEDGE

Dan R. Lee, Chief Executive Officer
Roger G. Wilson Chief Financial Officer
Mark Alvarez, Chief Operating Officer
Elizabeth B. Jolly, Vice President, Legal
Michael Mabry, Vice President, Business Development
Laura Nelson, Vice President, Finance
Robin Humble, Vice President, International
Rick Taylor, Vice President, Innovative Services
Thomas Bonner, Vice President, Regulatory and Quality Affairs
Armond Groves, Vice President, Global Manufacturing

B-1